PURCHASE AND SALE AGREEMENT

                             BETWEEN

                      SAGA PETROLEUM CORP.,
                 SAGA SALTWATER DISPOSAL CORP.,
                         BRENT J. MORSE,
                MORSE FAMILY SECURITY TRUST, AND
                        J. CHARLES FARMER
                          AS SELLERS

                               AND

                   DELTA PETROLEUM CORPORATION
                            AS BUYER



                     Dated September 6, 2000


                   PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (this "Agreement"), dated September 6, 2000, is between SAGA PETROLEUM CORP., a Colorado corporation ("Saga Petroleum"), SAGA SALTWATER DISPOSAL CORP., a Texas corporation ("Saga SWD"), BRENT J. MORSE ("Morse"), MORSE FAMILY SECURITY TRUST (the "Morse Family Trust") and J. CHARLES FARMER ("Farmer") (collectively, "Sellers"), 415 West Wall Street, Suite 835, Midland, Texas, 79701, and DELTA PETROLEUM CORPORATION, a Delaware corporation ("Buyer"), 555 - 17th Street, Suite 3310, Denver, Colorado 80202.

                            Agreement

     In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers agree as follows:


                            ARTICLE I

                        PURCHASE AND SALE

     1.1 Purchase and Sale. Saga Petroleum and Saga SWD agree to sell and Buyer agrees to purchase the Assets, and Morse, Morse
Family Trust and Farmer agree to sell and Buyer agrees to purchase all of the membership interests (the "Saga LLC
Interests") in Saga Petroleum Limited Liability Company of
Colorado, a Colorado limited liability company ("Saga LLC").

     1.2 Oil and Gas Assets. As used herein, the term "Oil and Gas Assets" refers to all of Saga Petroleum's and Saga SWD's right, title and interest in and to the following:

          (a) The leasehold estates created by the oil and gas leases specifically described in Schedule 1.2 attached hereto (collectively, the "Leases"), and the oil, gas and all other hydrocarbons ("Hydrocarbons") attributable to the Leases and the lands covered thereby (the "Lands").

          (b) All rights to production after the Effective Time relating to the Leases or Lands including, without limitation, all reversionary interests, backin interests, overriding royalty interests, production payments, net profits interests and mineral and royalty interests in production of oil, gas or other minerals.

          (c)  The oil and gas wells specifically described in
Schedule 1.2 (the "Wells"), together with all injection and disposal wells on the Leases or Lands or on lands pooled or unitized therewith, and all personal property, equipment, fixtures, improvements and permits (to the extent transferable) used in connection with the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Section 1.2(a) regardless of whether such personal property, equipment, fixtures or improvements are physically located upon the Leases or Lands.

          (d) The unitization, pooling and communitization agreements, declarations and orders, drilling and spacing units, and the units created thereby (the "Units") related to the properties and interests described in Sections 1.2(a) through
(c) and all other such agreements relating to the production of Hydrocarbons, if any, attributable to said properties and interests.

          (e) All surface leases, rights-of-way, easements, licenses and servitudes appurtenant to or used in connection with the properties and interests described in Sections 1.2(a) through
(d).

          (f) All existing and effective sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, unit agreements, unit operating agreement, balancing agreements, farmout agreements, service agreements and other contracts, agreements and instruments, insofar as they relate to the properties and interests described in Sections 1.2(a) through (e).

          (g) Geologic, geophysical and internal interpretative data and analyses, including without limitation, seismic data and licenses, to the extent transferable and insofar as they relate to the properties and interests described in Sections 1.2(a) through (e).

          (h) All saltwater disposal wells and facilities owned by Saga Petroleum and Saga SWD.

          (i) All other rights, titles or interests in, to or under or derived from the Lands or Leases, except as described in
Section 4.3(a), even though the same may be improperly described in or omitted from the Schedules. It is the express intent of the parties that all of Saga Petroleum's and Saga SWD's rights, titles and interests in any and all of the oil and gas properties described in Section 1.2(a) through (e) be assigned to Buyer hereunder except as otherwise provided in Section 4.3(a).

     1.3 Other Assets. As used herein, the term "Other Assets" shall refer to all of Saga Petroleum's and Saga SWD's right, title and interest in and to the following:

          (a) All equipment, furniture, computer hardware and software (to the extent transferrable) and other property owned by Saga Petroleum and Saga SWD comprising or used in connection with the Saga Petroleum's business office located in Midland, Texas, including, without limitation, the office leases and office equipment leases described in Schedule 1.3(a) (collectively, the "Office Leases").

          (b) The real property described on Schedule 1.3(b) attached hereto (the "Real Estate").

          (c) The files and records relating directly to the items described in Sections 1.2 and 1.3 maintained by Saga Petroleum and Saga SWD, to the extent disclosure of the same to Buyer is not restricted by confidentiality, licensing or other agreements with third parties. Such records, together with the Saga LLC records (which are maintained by Saga Petroleum) are herein referred to as the "Records".

     The Oil and Gas Assets and the Other Assets are sometimes referred to herein as the "Assets". The agreements, contracts and instruments described in Section 1.2(d) through (e), and the Office Leases are herein called the "Contracts."

     1.4 Saga LLC Assets. As used herein, the term "LLC Assets" refers to all of Saga LLC's right, title and interest in and to the following:

          (a) The leasehold estates created by the oil and gas leases specifically described in Schedule 1.4 attached hereto (collectively, the "LLC Leases"), and the oil, gas and all other Hydrocarbons attributable to the Leases and the lands covered thereby (the "LLC Lands").

          (b) All cars, trucks, trailers and other rolling stock and workover rigs owned by Saga LLC on the date of this Agreement
(the "Rolling Stock and Rigs").

          (c) All rights to production after the Effective Time relating to the LLC Leases or LLC Lands including, without limitation, all reversionary interests, backin interests, overriding royalty interests, production payments, net profits interests and mineral and royalty interests in production of oil, gas or other minerals.

          (d)  The oil and gas wells specifically described in
Schedule 1.4 (the "LLC Wells"), together with all injection and disposal wells on the Leases or Lands or on lands pooled or unitized therewith, and all personal property, equipment, fixtures, improvements and permits (to the extent transferrable) used in connection with the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Section 1.4(a) regardless of whether such personal property, equipment fixtures or improvements are physically located upon the LLC Leases or LLC Lands.

          (e) The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby described in Schedule 1.4 (the "LLC Units") and all other such agreements relating to the properties and interests described in Sections 1.4(a) through (c) and to the production of Hydrocarbons, if any, attributable to said properties and interests.

          (f) All surface leases, rights-of-way, easements, licenses and servitudes appurtenant to or used in connection with the properties and interests described in Sections 1.4(a) through
(d).

              1.5 Excluded Assets and LLC Assets. The Assets and the LLC Assets do not include (i) any oil and gas properties and related assets acquired by Saga Petroleum, Saga SWD or Saga LLC after July 1, 2000, other than reserves developed through the Development Activities, (ii) any of the personal property described on Schedule 1.5, or (iii) any overriding royalty interests or other interests owned by Morse, the Morse Family Trust or Farmer which were of record on July 1, 2000, other than the Saga LLC Interests, and Sellers shall be entitled to retain all such assets and Saga LLC shall have the right to distribute any such assets to its members or their designees prior to Closing.

     1.6 Effective Time. The purchase and sale of the Assets shall be effective as of October 1, 2000, at 7:00 A.M. local time where the Assets are located (the "Effective Time"). The purchase and sale of the Saga LLC Interests shall be effective as of 11:59 P.M. CST on the last day of the month preceding the month in which Closing occurs (the "LLC Effective Time").


                           ARTICLE II

                         PURCHASE PRICE

     2.1  Purchase Price.

          (a) The purchase price for the Assets and Saga LLC Interests shall be $49,500,000.00, which amount shall be allocated between the Assets (the "Assets Purchase Price") and the Saga LLC Interests (the "Saga LLC Purchase Price" ) by the parties prior to the Closing Date. At Closing, Buyer shall pay Saga Petroleum the Assets Purchase Price, as adjusted pursuant to Sections 2.3 and 13.1, and Buyer shall pay the Saga LLC Purchase Price, as adjusted pursuant to Sections 2.4 and 13.1, 37-1/2% to Morse, 12-1/2% to the Morse Family Trust, and 50% to Farmer.

          (b) Buyer shall have the option to pay up to $6,000,000.00 of the Assets Purchase Price (the "Share Portion of the Assets Purchase Price") in the form of Buyer's common stock, including Buyer's common stock delivered as part of the Deposit (such shares are referred to herein as the "Assets Purchase Price Shares"); provided, however, if the Assets Closing Amount plus the LLC Closing Amount is less than $49,500,000, the Share Portion of the Purchase Price shall be limited to an amount equal to $6,000,000 multiplied by a fraction whose numerator is the Assets Closing Amount plus the LLC Closing Amount and whose denominator is $49,500,000. The value of such stock delivered as part of the Deposit shall be determined based on the average closing sales price per share for the period of 60 trading days ending with and including the second trading day immediately preceding September 1, 2000; and the value of the balance of the stock delivered as the Share Portion of the Assets Purchase Price shall, solely for purposes of determining the number of shares of such stock to be delivered, be deemed to be $5.00 per share (adjusted for any stock split, stock dividend, and the like occurring after the date of this Agreement). Morse and Farmer shall execute the Investment Representation Agreement attached as Exhibit A hereto. The Asset Purchase Price Shares delivered to Sellers shall be validly issued, fully paid and non-assessable. Sellers shall have demand registration rights with respect to Buyer's stock held by them as provided in Exhibit B attached hereto, including any shares delivered as part of the Deposit and retained by Sellers pursuant to the terms of this Agreement if Closing does not occur.

          (c) Buyer has paid to Sellers a performance guarantee deposit (the "Initial Deposit") in the form of 103,423 shares of Buyer's common stock. On or before 5:00 p.m., Denver time, on October 2, 2000, Buyer shall pay to Sellers an additional performance guaranty deposit (the "Additional Deposit") in an amount equal to $1,900,000 with $500,000 of such amount in cash by wire transfer and the balance in the form of 289,583 shares of Buyer's common stock (adjusted for any stock splits, stock dividends and the like occurring after the date of this
Agreement).   If Buyer does not pay the Additional Deposit on or
before 5:00 p.m., Denver time, on October 2, 2000 (i) Sellers shall be entitled to retain the Initial Deposit as liquidated damages, it being agreed that the Initial Deposit is a fair measure of the damages that will be suffered by Sellers if Buyer fails to timely pay the Additional Deposit, (ii) such remedy shall be Sellers' sole and exclusive remedy for Buyer's failure to timely pay the Additional Deposit, and (iii) this Agreement shall terminate and the parties shall have no further liability hereunder. If Buyer timely pays the Additional Deposit and if Closing occurs, the Initial Deposit and the Additional Deposit (collectively, the "Deposit") shall be deducted from the Assets Closing Amount as provided in Section 12.3(d). If this Agreement is terminated after the Additional Deposit is made, the Deposit shall be handled as provided in Section 11.1.

     2.2 Allocation of the Purchase Price. The Assets Purchase Price shall be allocated as set forth in Schedule 2.2. A portion of the LLC Purchase Price shall be allocated to the LLC Assets for purposes of the adjustment to the LLC Purchase Price. The value allocated to an Asset or LLC Asset as set forth in Schedule
2.2 is referred to as the "Allocated Value" for that Asset or LLC Asset as the case may be.

     2.3 Adjustments to Assets Purchase Price. The Assets Purchase Price shall be adjusted according to this Section 2.3 without duplication. The Assets Purchase Price shall be adjusted at Closing pursuant to an "Assets Preliminary Settlement Statement" prepared by Saga Petroleum and submitted to Buyer five days prior to Closing for Buyer's comment and review. The Assets Preliminary Settlement Statement shall set forth the Assets Closing Amount (as hereinafter defined) and all adjustments to the Assets Purchase Price and associated calculations. The term "Assets Closing Amount" means the Assets Purchase Price adjusted as provided in this Section 2.3, using the best information available, less any amount to be placed into the Escrow Account (as defined in Section 4.2(d)) on account of the Assets. After Closing, the Assets Purchase Price shall be adjusted pursuant to the Final Assets Settlement Statement delivered pursuant to
Section 13.1.

          (a) Upward Adjustments. The Assets Purchase Price shall be adjusted upward by the following:

                    (1) the value of all oil and natural gas liquids in storage above the pipeline connection owned by Saga Petroleum at the Effective Time, and not previously sold by Saga Petroleum, that is attributable to the Oil and Gas Assets, such value to be the market or contract price in effect as of the Effective Time less taxes or gravity adjustments, transportation and marketing costs that are deducted by the purchaser of such oil or liquids (net of all royalties and overriding royalties payable to third parties that Buyer assumes and agrees to pay);

                    (2) the amount of all expenditures (including without limitation capital expenditures (but excluding expenditures for the Development Activities), royalties, rentals and other charges, "Taxes" (which shall mean all ad valorem, property, production, excise, severance and other taxes based upon or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom other than income taxes), expenses of the sort customarily billed under operating agreements) paid by or on behalf of Saga Petroleum or Saga SWD in connection with the ownership or operation of the Assets from the Effective Time to the Closing Date;

                    (3) an amount equal to all prepaid expenses attributable to the Assets that are paid by or on behalf of Saga Petroleum or Saga SWD prior to the Closing Date and that are attributable to the period after the Effective Time, including without limitation prepaid utility charges, prepayments under rights-of-way, prepaid insurance premiums and prepaid Taxes; delay rentals shall be allocated per day over the period by which the applicable lease is extended thereby and amounts attributable to the period after the Effective Time shall be deemed to be prepaid expenses;

                    (4) an amount equal to the sum of all Assets
         Reserve Adjustments (as defined in Section 4.3(a)) attributable to the Oil and Gas Assets; and

                    (5) an amount equal to the sum of all Asset
         Interest Addition Adjustments (as defined in Section 4.3(b)) attributable to the Oil and Gas Assets in excess of the deductible amount set forth in Section 4.3.

         (b) Downward Adjustments. The Assets Purchase Price shall be adjusted downward by the following:

                   (1)proceeds received by Saga Petroleum or Saga SWD prior to the Closing Date attributable to the Oil and Gas Assets and that are attributable to the period of time from and after the Effective Time;

                   (2) an amount equal to all unpaid Taxes
         attributable to the Assets, for any period ending prior to the Effective Time that are assumed by Buyer pursuant to Section 9.1;

                   (3) an amount equal to all funds held in suspense for the benefit of third parties, including all unpaid royalties, overriding royalties and other burdens on production from the Oil and Gas Assets prior to the Effective Time that are assumed by Buyer pursuant to Section 14.1;

                    (4) an amount equal to the sum of all  Defect
          Adjustments attributable to the Oil and Gas Assets as set forth in Section 4.2(c); and

                    (5) an amount equal to the sum of all Defect
          Adjustments for Excluded Assets (as defined in
          Section 4.2(c)) and Exclusion Adjustments (as defined in Section 5.3(b)) attributable to the Oil and Gas
          Assets.

     2.4 Adjustments to LLC Purchase Price. The LLC Purchase Price shall be adjusted according to this Section 2.4 without duplication. The LLC Purchase Price shall be adjusted at Closing pursuant to the "LLC Preliminary Settlement Statement" prepared by Saga LLC and submitted to Buyer five days prior to Closing for Buyer's comment and review. The LLC Preliminary Settlement Statement shall set forth the LLC Closing Amount (as hereinafter defined) and all adjustments to the LLC Purchase Price and associated calculations. The term "LLC Closing Amount" means the LLC Purchase Price adjusted as provided in this Section 2.4, using the best information available, less any amount to be placed into the Escrow Account on account of the LLC Assets. After Closing, the LLC Purchase Price shall be adjusted pursuant to the Final LLC Settlement Statement.

          (a) Upward Adjustments. The LLC Purchase Price shall be adjusted upward by the following:

                    (1) an amount equal to all proceeds (net of all royalties and overriding royalties payable to third parties that Saga LLC will retain the obligation to pay) received by Saga LLC from the sale, after the Effective Time, of all oil and natural gas liquids produced from or credited to the LLC Assets prior to the Effective Time (except that to the extent any such proceeds are scheduled as current assets they shall be accounted for pursuant to Section 2.4(a)(6) below); provided, however, that if, as of the Closing, any merchantable oil or natural gas liquids produced from or credited to the LLC Assets prior to the Effective Time remain in storage without sale, then the LLC Purchase Price shall be further increased by the value of such oil and natural gas liquids in storage above the pipeline connection, such value to be the market or contract price in effect as of the Effective Time less taxes or gravity adjustments deducted by the purchaser of such oil or liquids (net of all royalties and overriding royalties payable to third parties that Buyer assumes and agrees to pay);

                    (2) the amount of all expenditures (including without limitation capital expenditures (but excluding expenditures for the Development Activities), royalties, rentals and other charges, Taxes, and expenses of the sort customarily billed under operating agreements) paid by or on behalf of Saga LLC in connection with the ownership or operation of the LLC Assets from the Effective Time to the Closing;

                    (3) an amount equal to all prepaid expenses attributable to the LLC Assets that are paid by or on behalf of Saga LLC prior to the Closing and that are attributable to the period after the Effective Time, including without limitation prepaid utility charges, prepayments under rights-of-way, prepaid insurance premiums and prepaid ad valorem, property, production, excise, severance and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom delay rentals shall be allocated per day over the period by which the applicable lease is extended thereby and amounts attributable to the period after the Effective Time shall be deemed to be prepaid expenses;

                    (4) the amount of the adjustment for Taxes pursuant to Section 13.5;

                    (5) an amount equal to the sum of all LLC
         Asset Reserve Adjustments (as defined in Section 4.3(a)) attributable to the LLC Assets; and

                    (6) An amount equal to the current assets of Saga LLC as of the LLC Effective Time determined on an accrual basis in accordance with generally accepted accounting principles consistently applied ("GAAP").
         The current assets (i) shall include, without limitation, all revenue and fees received or receivable by Saga LLC as overhead under the applicable operating agreements from Saga Petroleum or chargeable to the LLC Assets or any other person or entity on account of Saga LLC's operation of the Oil and Gas Assets, the LLC Assets and all other properties operated by Saga LLC, attributable to the periods through the LLC Effective Time, and (ii) shall exclude all amounts owed by Saga Petroleum to Saga LLC which as of the June 30, 2000 Balance Sheet, is an amount of $1,432,423.16 (which intercompany payables shall be canceled by Saga LLC) and any amounts accounted for in the adjustments described in (1) through (5) above.

         (b) Downward Adjustments. The LLC Purchase Price shall be adjusted downward by the following:

              (1)   an amount equal to all unpaid Taxes
         attributable to the LLC Assets for any period ending prior to the Effective Time;

              (2) an amount equal to all unpaid royalties, overriding royalties and other burdens on production from the LLC Assets prior to the Effective Time; and

              (3) An amount equal to the current liabilities of Saga LLC as of the LLC Effective Time determined in accordance with GAAP but excluding any amounts payable by Saga LLC to Saga Petroleum, Saga SWD, Morse, Morse Family Trust or Farmer and all indebtedness to Bank One Texas (which indebtedness will be paid off at Closing out of amounts payable by Buyer to Morse and Farmer) and any amounts accounted for in the adjustments described in (1) and (2) above.

    2.5 Gas Imbalance Adjustments. The parties shall cooperate to identify any gas imbalances relating to the Oil and Gas Interests by the Closing. The sum of all gas underproduction imbalances less the sum of all overproduction imbalances is herein called the "Net Imbalance." If the absolute value of the Net Imbalance exceeds 100,000 Mcf, the Assets Purchase Price shall be adjusted upward (if the Net Imbalance is a positive number), or downward (if the Net Imbalance is a negative number) by an amount equal to (i) the absolute value of the Net Imbalance less 100,000 MCF, multiplied by (ii) $1.00 per Mcf.

    2.6 Balance Sheet. Attached as Schedule 2.6 is a preliminary balance sheet for Saga LLC as of June 30, 2000 (the "Balance Sheet"), prepared in accordance with GAAP and based on the best information currently available, reflecting all assets and liabilities of Saga LLC that are required by GAAP to be reflected therein. No later than five days prior to Closing, Saga Petroleum will submit to Buyer for Buyer's review and comment any revisions to the preliminary Balance Sheet based on new information, if any, subject to final revision as provided in
Section 13.1.


                           ARTICLE III

                       BUYER'S INSPECTION

    3.1  Access to Records.  Prior to Closing and subject to this
Section 3.1 and Section 8.3(a), Saga Petroleum will make the Records available to Buyer and its representatives for inspection and review at Saga Petroleum's offices in Midland, Texas, during its normal business hours for the purpose of permitting Buyer to perform its due diligence review. Saga Petroleum shall permit Buyer to inspect the Records only to the extent, in each case, that Saga Petroleum may do so without violating any obligation of confidence or contractual commitment of any Seller or Saga LLC to a third party. Subject to the consent and cooperation of operators and other third parties, Saga Petroleum will assist Buyer in Buyer's efforts to obtain, at Buyer's expense, such additional information from such parties as Buyer may reasonably desire, to the extent in each case that Saga Petroleum may do so without violating legal constraints or any obligation of confidence or other contractual commitment of any Seller or Saga LLC to a third party. No Seller makes any warranty or representation of any kind as to the Records or any information contained therein, and Buyer agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment.

    3.2  Access to Properties.   Prior to Closing as to Assets
and LLC Assets operated by Saga LLC, Saga LLC will upon advance notice allow Buyer to conduct, at Buyer's sole risk and expense, on-site inspections and environmental assessments (including soil and water tests and borings) of the Wells during reasonable business hours. If Saga LLC is not the operator of the Assets or LLC Assets, Saga Petroleum will use its best efforts to cause the operator to grant such access to Buyer. In connection with any such on-site inspections, Buyer agrees not to interfere with the normal operation of the properties and agrees to comply with all requirements of the operator. If Buyer or its agents prepares an environmental assessment of any property, Buyer will furnish copies thereof to Saga Petroleum. The parties shall execute a "common undertaking" letter regarding the confidentiality of environmental assessments where appropriate. In connection with granting such access, Buyer represents that it is adequately insured and, except to the extent caused by Saga LLC's gross negligence or willful misconduct, waives, releases and agrees to indemnify, defend and hold harmless the Sellers and Saga LLC, and their respective directors, officers, shareholders, employees, agents, partners, members, managers and representatives against all claims for injury to, or death of, persons or for damage to property arising in any way from the access afforded to Buyer hereunder or the activities of Buyer. This waiver, release and indemnity by Buyer shall survive termination of this Agreement.


                           ARTICLE IV

                          TITLE MATTERS

    4.1  Defensible Title.

         (a) Defensible Title--Leases, Wells and Units. The term "Defensible Title" with respect to the Leases, Wells and Units described on Schedules 1.2 and 1.4 means such title held by Saga Petroleum or Saga LLC that, subject to and except for Permitted Encumbrances: (i) entitles Saga Petroleum or Saga LLC to receive not less than the net revenue interest set forth for each Well or Unit on Schedules 1.2 and 1.4, ("NRI"); (ii) obligates Saga Petroleum or Saga LLC to bear costs and expenses relating to the maintenance, development, operation and the production of Hydrocarbons from the producing formation from the Well or Unit in an amount not greater than the corresponding working interest set forth in Schedules 1.2 and 1.4 ("WI"); and
(iii) is free and clear of encumbrances, liens and defects.

         (b)  Permitted Encumbrances.  The term "Permitted
Encumbrances" shall mean:

              (1) lessors' royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to (i ) reduce the NRI below that set forth in Schedules 1.2 and 1.4;

              (2) subject to the provisions of Section 4.5, any preferential rights to purchase and required third party consents to assignments of contracts or property and similar agreements;

              (3) liens for Taxes or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business to the extent such contested Taxes are covered by Saga Petroleum's indemnification obligations under Section 14.2;

              (4) all rights to consent by, required notices to, filings with, or other actions by federal, state, local, tribal or foreign governmental bodies, authorities and agencies in connection with the sale or conveyance of the applicable Asset or LLC Asset if the same are customarily sought subsequent to such sale or conveyance;

              (5) rights of reassignment upon the surrender or expiration of any Lease;

              (6)   easements, rights-of-way, servitudes,
    permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the properties or any restriction on access thereto that do not materially interfere with the operation of the affected property as has been conducted in the past;

              (7)   such Title Defects as Buyer has waived;

              (8) the terms and conditions of the Contracts to the extent such terms and conditions do not cause the present NRI to be less than or the present WI to be more than (unless the NRI therein is increased in the same proportion) as set forth in Schedules 1.2 and 1.4 for the applicable Asset or LLC Asset (other than reversions, back-ins, unit revisions and other events expressly contemplated by such agreements);

              (9) materialmen's, mechanics', repairmen's, employees', contractors', operators' or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Assets or LLC Assets (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, (ii) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate actions, to the extent such contested liabilities are covered by Saga Petroleum's indemnification obligations under Section 14.2;

              (10) rights reserved to or vested in any federal, state, local, or tribal governmental body, authority or agency to control or regulate any of the Assets or LLC Assets in any manner; and all applicable laws, rules, regulations and orders of general applicability in the area of the Assets or LLC Assets;

              (11) liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet delinquent or, if delinquent, being contested in good faith in the ordinary course of business, to the extent such contested liabilities are covered by Saga Petroleum's indemnification obligations under Section 14.2;

              (12)  all calls on or preferential rights to
    purchase production;

              (13)  the Existing Claims and Litigation (as
    defined in Section 6.6 , to the extent the same are covered by Saga Petroleum's indemnification obligations under Section
    14.2;

              (14) liens and security interests that are to be released at Closing;

              (15)  defects in the early chain of title
    consisting of the mere failure to recite marital status in a document or omissions of successors of heirship proceedings, unless Buyer provides affirmative evidence that such failure or omission has resulted in another party's actual and superior claim of title to the relevant Asset;

              (16) defects arising out of lack of corporate authorization unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another party's actual and superior claim of title to the Asset;

              (17) defects that have been cured by possession under applicable statutes of limitation for adverse possession or for prescription;

              (18) any increase in royalty rate payable to the United States of America in the event any reduced royalty rates in effect on the date hereof terminate or otherwise are no longer applicable to any Asset;

              (19) defects arising out of lack of survey, unless a survey is required by applicable laws or regulations;

              (20) defects based on failure to record Leases issued by the BLM, BIA or any state, or any assignments of record title or operating rights in such Leases, in the real property or other county records of the county in which such Asset is located;

              (21) defects based on a gap in Saga Petroleum's chain of title in the BLM records as to federal leases, or in the BIA or BLM records as to Native American leases, in the state's records as to state leases or in the county records as to fee leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman's title chain, which documents shall be included in a Notice of Defective Interests; and

              (22) defects relating to gas balancing issues, which matters shall be handled as provided in Section 2.5.

         (c) Title Defect. The term "Title Defect" means any lien, encumbrance, adverse claim, encroachment, irregularity, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects renders Saga Petroleum's or Saga LLC's title, as the case may be, less than Defensible Title.

    4.2  Purchase Price Adjustments for Defective Interests.

         (a) Defective Interest. "Defective Interest" means an Asset or LLC Asset affected by a Title Defect that reduces the Allocated Value of the affected asset by more than one percent (1%) or $10,000.00 (whichever is greater). The amount by which the Allocated Value of a Defective Interest has been reduced by a Title Defect (the "Defect Value") shall be calculated pursuant to
Section 4.2(d).

         (b) Notice of Defective Interest. Buyer shall give Saga Petroleum written "Notice of Defective Interests" as soon as possible but no later than 5:00 p.m. Denver, Colorado time on November 15, 2000. This notice must be in writing and will include all of the following: (i) a description of each Defective Interest; (ii) the basis for each Defective Interest, and, if the basis is derived from any document, a copy of such document (or pertinent part thereof) shall be attached or if the basis is derived from any gap in the chain of title, the documents preceding and following the gap shall be attached;
(iii) the Allocated Value of the affected Asset or LLC Asset; and
(iv) Buyer's good faith estimate of the Defect Value and the computations upon which Buyer's estimate is based.

         (c) Defect Adjustments. (1) Subject to Sections 4.2(a) and (b) and the last sentence of this Section 4.2(c), if an Asset or LLC Asset is a Defective Interest, the Assets Purchase Price, if the Defective Interest relates to the Assets (or the Saga LLC Purchase Price if the Defective Interest related to the LLC Assets) will (subject to the limitation in the next succeeding sentence) be reduced under Section 2.3 or 2.4, as applicable, by the corresponding Defect Value (which reduction is called a "Defect Adjustment") unless, at Saga Petroleum's election, (i) the basis for treating such property as a Defective Interest has been removed by Saga Petroleum or Saga LLC at its sole cost and expense prior to Closing, (ii) Buyer agrees to waive the relevant Title Defect, (iii) Saga Petroleum or Saga LLC elects on or before Closing to cure such Title Defect no later than 90 days after Closing (iv) Saga Petroleum elects on or before Closing to indemnify Buyer against any loss attributable to the relevant Title Defect, or (v) Saga Petroleum elects on or before Closing to retain the affected Asset, or Saga LLC elects on or before Closing to assign the affected LLC Asset to Morse and Farmer's designee (in either case, an "Excluded Asset"), as of the Effective Time in which case the Defect Adjustment shall equal the Allocated Value of the Excluded Asset. If Saga Petroleum or Saga LLC elects not to pursue any of its options in the previous sentence, the Assets Purchase Price or the LLC Purchase Price, as the case may be, shall be adjusted only to the extent that the aggregate of all Defect Adjustments with respect to the Assets and the LLC Assets (other than Defect Adjustments for Excluded Assets), net of Interest Addition Adjustments, exceeds $1,500,000.00.

              (d) If Saga Petroleum or Saga LLC elects to cure the relevant Title Defect post-Closing, Buyer and Saga Petroleum or Saga LLC shall attempt in good faith to agree on an amount to be placed at Closing into an escrow account (the "Escrow Account") established pursuant to an escrow agreement (the "Escrow Agreement") with Wells Fargo Bank or another mutually acceptable financial institution ("Escrow Agent") pending receipt of Saga Petroleum's or Saga LLC's curative materials. If Buyer and Saga Petroleum or Saga LLC cannot agree on such amount, the average of Buyer's and Saga Petroleum's or Saga LLC's Defect Value shall be deposited into the Escrow Account. If a Title Defect Saga Petroleum or Saga LLC has elected to cure is cured on or before 90 days after Closing, the Escrow Agent shall distribute to Saga Petroleum or Saga LLC, immediately upon Buyer's receipt of adequate curative materials, the amount placed in the Escrow Account with respect to such Title Defect (and any account interest accrued thereon). If Saga Petroleum or Saga LLC does not cure a Title Defect to Buyer's reasonable satisfaction within the 90 day time period, Saga Petroleum or Saga LLC may elect to treat the affected Asset or LLC Asset as an Excluded Asset. If Saga Petroleum or Saga LLC elects to treat the affected asset as an Excluded Asset, Buyer will cause the Excluded Asset to be assigned to Saga Petroleum, or Saga Petroleum's designee effective as of the Effective Time free of all liens, encumbrances and defects arising by, through or under Buyer, and the Allocated Value of the Excluded Asset will be a credit to Buyer in the Final Asset Settlement Statement or Final LLC Settlement Statement, as the case may be, prepared under
Section 13.1, less the amount distributed to Buyer pursuant to the succeeding sentence. The Escrow Agent shall distribute to Buyer, promptly after Saga Petroleum's or Saga LLC's election to treat the affected asset as an Excluded Asset, the amount placed in the Escrow Account with respect to such Title Defect (and any interest accrued thereon). If the Title Defect is not cured and this election is not made, the issue of the amount of the Defect Value will be deemed submitted for resolution under Section 4.4, unless the Parties mutually agree otherwise, and the amount placed in the Escrow Account for such Title Defect (and any interest accrued thereon) shall be distributed to Buyer on the Final Settlement Date (or later determination of the Defect Value) to the extent of the actual Defect Value for the Title Defect as determined under Section 4.4 (which may be more or less than the amount placed in the Escrow Account for the Title Defect), and any remainder (and any interest accrued thereon) shall be distributed to Saga Petroleum or Saga LLC. If the Defect Value exceeds the amount placed into Escrow for the Title Defect, Saga Petroleum or Saga LLC will pay the excess amount to Buyer on the Final Settlement Date. If Buyer disputes the adequacy of Saga Petroleum's or Saga LLC's curative material, Buyer shall invoke the dispute resolution mechanism set forth in
Section 4.4 within 100 days after Closing.

         (e) Defect Value. In determining which portion of a property is a Defective Interest, it is the intent of the parties to include, to the extent possible, only that portion of the property materially and adversely affected by the defect or basis for such property being treated as a Defective Interest. The Defect Value may not exceed the Allocated Value of the Asset or LLC Asset, as the case may be, and shall be determined by the parties in good faith taking into account all relevant factors, including without limitation, the following:

              (1)   The Allocated Value of the affected property;

              (2) As to Well and Unit interests, the potential for or actual reduction in the NRI of the Defective Interest, or the potential for or actual increase in the WI to the extent such increase is not accompanied by a corresponding increase in NRI;

              (3)   The current status of the Defective Interest
    (i.e., proved developed producing, etc.) and if such interest is producing, the present value of the future income expected to be produced therefrom;

              (4)   If the Title Defect represents only a
    possibility of title failure, the probability that such failure will occur;

              (5)   The legal effect of the Title Defect;

              (6) If the Title Defect is a lien or encumbrance on the property, the cost of removing such lien or encumbrance; and

              (7)   Whether Saga Petroleum or Saga LLC has
received proceeds of production from the Defective Interest, consistent with the NRI set forth on Schedules 1.2 and 1.4, for the last three years without interruption or challenge based on the Title Defect.

    4.3  Development Activities; Interest Additions.

         (a) The parties recognize that Saga Petroleum and Saga LLC may in their discretion drill additional wells on the Assets or LLC Assets or conduct workover operations on various wells included in the Assets or LLC Assets during the period from July 1, 2000 through the Closing (the "Development Activities"), including, without limitation, the operations described in
Schedule 4.3(a)-1. The Assets Purchase Price and LLC Purchase Price, as applicable, shall be increased by the value of any additional reserves that may be added to the Assets or the LLC Assets as a result of the Development Activities which are classified as proved developed producing reserves between July 1, 2000 and the day that is 120 days after the Closing Date (the "Development Evaluation Date") as provided in this Section 4.3(a). The engineering evaluation for the additional reserves shall be performed, at Buyer's expense, by Ryder Scott and Company using an oil price of $22.34 per barrel and a gas price of $2.47 per Mcf, with such prices, and operating costs, unescalated. The Assets Purchase Price or LLC Purchase Price, as applicable, shall be increased by 100% of the net present value as of the Development Evaluation Date (determined using a 20% discount rate) of additional proved developed producing reserves added to the Assets or the LLC Assets as a result of the Development Activities which are not included as proved developed non-producing reserves or proved undeveloped reserves in the engineering summaries Saga Petroleum has furnished to Buyer (the "Reserve Summaries," a copy of which are attached hereto as
Schedule 4.3(a)-2). In addition, the Assets Purchase Price and/or LLC Purchase Price, as applicable, shall be increased by 50% of the net present value (determined using a 20% discount rate and using the prices set forth above, with such prices, and operating costs, unescalated) of any proved developed non-producing reserves and proved undeveloped reserves included in the Assets or the LLC Assets which are reflected on the Reserve Summaries and which are reclassified as proved developed producing reserves on or prior to the Development Evaluation Date as a result of the Development Activities. In addition to the adjustments to the Assets Purchase Price and the LLC Purchase Price described above, Buyer shall pay to Saga Petroleum an amount equal to the net proceeds (being the gross proceeds of production from the Assets and LLC Assets on which Development Activities are conducted, less Taxes, royalties, and operating costs) attributable to the incremental increase in production attributable to the Development Activities from the Effective Time through the Development Evaluation Date. The price adjustments described in this Section 4.3(a) shall be determined and paid as part of the post-closing adjustment pursuant to
Article XIII. The additions to the Assets Purchase Price described above are herein called the "Assets Reserve Adjustment" and the additions to the LLC Purchase Price described above are herein called the "LLC Reserve Adjustment."

         (b) Promptly on discovery, Buyer or Saga Petroleum, whichever is the discovering party, shall notify the other of any interest that would be an Asset or LLC Asset hereunder, but that is not listed on Schedules 1.2 or 1.3, including any interest that entitles Saga Petroleum or Saga LLC to receive more than the NRI set forth in Schedule 1.2, or obligates Saga Petroleum or Saga LLC to bear costs and expenses in an amount less than the WI set forth in Schedule 1.2 (collectively, "Interest Additions"). The party who discovers Interest Additions shall give the other party written notice of Interest Additions as soon as possible, but in no event later than on or before two business days prior to Closing. This notice shall be in writing and shall include
(i) a description of each Interest Addition, (ii) the basis for each Interest Addition, (iii) the Allocated Value of the Asset affected by the Interest Addition, and (iv) the value of the Interest Addition or the amount by which the notifying party believes the Allocated Value of the Asset has been increased by the Interest Addition ("Value of Interest Addition") and the computations upon which such party's belief is based. The Value of the Interest Addition shall be determined by the parties in good faith taking into account all relevant factors and the Assets Purchase Price will be increased in accordance with
Section 2.3 by such an amount ("Interest Addition Adjustment") to the extent that the aggregate of all Interest Addition Adjustments, net of Title Defect Adjustments, exceed $150,000.

    4.4 Dispute Resolution. The parties agree to resolve disputes concerning the following matters pursuant to this
Section 4.4: (i) the existence and scope of a Title Defect, (ii) the Defect Value of that portion of the Asset or LLC Asset affected by a Title Defect, (iii) the Value of an Interest Addition, and (iv) the adequacy of Saga Petroleum's or Saga LLC's Title Defect curative materials submitted pursuant to Section 4.2(c) (collectively, the "Disputed Title Matters"). The parties agree to attempt to initially resolve all disputes through good faith negotiations. If the parties cannot resolve such disputes on or before two days prior to Closing, subject to the threshold set forth in Section 4.2(a) and deductible set forth in Section 4.2(c), (a) Sellers or Buyer may terminate this Agreement if the Assets affected by the dispute have Allocated Values exceeding, in the aggregate, $2,500,000.00, in which event neither Sellers nor Buyer shall have any further obligation under this Agreement except that Sellers shall return the Deposit to Buyer as set forth in the first sentence of Section 11.2(b) or (b) if neither Sellers nor Buyer elect to so terminate this Agreement, Buyer shall place the average of Buyer's and Saga Petroleum's or Saga LLC's Defect Value or Interest Addition Value, as appropriate, into the Escrow Account, which will be governed by the Escrow Agreement. The Disputed Title Matters will be finally determined by an independent arbitrator mutually acceptable to the parties or, if no such agreement can be reached by the accounting firm of Arthur Andersen (which firm Buyer and Saga Petroleum each represents it has not engaged in the last three years) (in either event, the "Title Arbitrator"), taking into account the factors set forth in Sections 4.1 through 4.3 and employing such independent attorneys and petroleum engineers as the Title Arbitrator deems necessary. On or before 30 days after Closing, Buyer and Saga Petroleum or Saga LLC shall present their respective positions in writing to the Title Arbitrator, together with such evidence as each party deems appropriate. The Title Arbitrator shall be instructed to resolve the dispute through a final decision within 45 days after Closing. Notwithstanding the foregoing, for matters brought before the Title Arbitrator under
Section 4.2(c), the parties shall have until 110 days after Closing to present their respective evidence and positions in writing to the Title Arbitrator and the Title Arbitrator will be instructed to render a final decision within 125 days after Closing. The costs incurred in employing the Title Arbitrator shall be borne 50% by the Saga Petroleum and 50% by Buyer. After the Title Arbitrator makes a determination as to all disputes, the Title Arbitrators shall instruct the Escrow Agent to pay to Saga Petroleum, Saga LLC or Buyer the appropriate funds from the Escrow Account (including any interest accrued on the amounts paid to each), and any remaining funds in the Escrow Account plus interest thereon shall be paid to Saga Petroleum. Any incremental costs incurred for continuing the Escrow Account after the Final Settlement Date in order to effect the foregoing provisions shall be shared 50% by Saga Petroleum and 50% by Buyer.

    4.5 Preferential Purchase Rights and Consents to Assign. If Saga Petroleum or Saga LLC become aware that any of the Assets are burdened by preferential rights to purchase or required third party consents to assignment, that apply to the transactions contemplated by this Agreement, or that any such rights or consents apply to the Saga LLC Interests or the LLC Assets as a result of the sale of the Saga LLC Interests to Buyer, Saga Petroleum or Saga LLC, as the case may be, shall send notice of this Agreement to all persons holding such rights (i) offering to sell to each such person that portion of the Assets, LLC Assets or Saga LLC Interests for which such a preferential right is held for an amount equal to the Allocated Values of such assets and on and subject to the terms hereof, or (ii) requesting, where required, consent to any of the transactions contemplated by this Agreement. Buyer shall be entitled to review and approve the form of all such notices, provided that such approval shall not be unreasonably withheld or delayed. If, prior to Closing, any of such persons asserting a preferential purchase right notifies Saga Petroleum or Saga LLC that it intends to consummate the purchase of that portion of the Assets or LLC Assets to which it holds a preferential purchase right pursuant to the terms and conditions of such notice and this Agreement, then such assets shall be excluded from the Assets and LLC Assets identified in this Agreement and the Assets Purchase Price or LLC Purchase Price, as the case may be, shall be reduced by the Allocated Values of such Assets or LLC Assets, as applicable; provided, however, that if the holder of such preferential right fails to consummate the purchase of such Assets or LLC Assets on the Closing Date, then Saga Petroleum shall promptly so notify Buyer, and Saga Petroleum shall sell to Buyer, and Buyer shall purchase from Saga Petroleum, the Assets to which the preferential purchase right was asserted in accordance herewith for the Allocated Values of such Assets; further provided, however, that Buyer shall have the right to terminate this Agreement without further obligation to Sellers in the event the Allocated Value of the Assets and LLC Assets for which a third party has exercised a preferential right hereunder exceeds ten percent (10%) of the aggregate of the Asset Purchase Price and LLC Purchase Price or in the event any third party elects to purchase a Saga LLC Interest and, upon such election, Sellers shall return the Deposit to Buyer. All Assets or LLC Assets for which a preferential purchase right has not been asserted prior to Closing by the holder of such right, or with respect to which closing does not occur on or before the Closing Date following the assertion of a preferential purchase right, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.
If one or more of the holders of any preferential purchase rights notifies Saga Petroleum subsequent to Closing that it intends to assert its preferential purchase right, Saga Petroleum shall give notice thereof to Buyer, whereupon Buyer shall satisfy all valid preferential purchase right obligations of Saga Petroleum to such holders and Buyer shall be entitled to receive (and Saga Petroleum hereby assigns to Buyer all of Saga Petroleum's rights
to) all proceeds received from such holders in connection with such preferential purchase rights.


                            ARTICLE V

                      ENVIRONMENTAL MATTERS

    5.1 Environmental Concerns. An "Environmental Concern" shall be deemed to exist with respect to an Asset or LLC Asset if: (i) the operator of the asset has failed to comply with Environmental Laws (as defined below) in conducting operations on the asset, (ii) there exists any material litigation, arbitration, claims, orders or proceedings under any Environmental Law seeking money damages, injunctive relief, remedial action, penalties, or cost recovery in connection with operations conducted on the asset; (iii) the operator of the asset has failed to obtain and comply in all material respects with all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws, (iv) there have been releases of Pollutants in, on, under, from or affecting any of the assets that have not been remediated, or (v) there has been any off-site disposal of Pollutants from an asset in violation of applicable Environmental Laws.

              The term "Environmental Laws" shall mean any and all present and future laws (whether common or statutory), compacts, treaties, conventions, rules, regulations, orders, decrees, judgments, injunctions, promulgated or entered under such laws by any federal, state, tribal or local governmental entity relating to public or employee health and safety, pollution or protection of the environment, including without limitation, common law claims and theories of liability in negligence, trespass, nuisance, strict liability or any other common law theory, CERCLA, RCRA, the Federal Safe Drinking Water Act, the Federal Water Pollution Control Act, the Emergency Planning and Community Right-to-Know Act, the Clean Air Act, the Oil Pollution Act, the Toxic Substances Control Act, and any and all other federal, state, tribal and local laws, rules, regulations and orders relating to reclamation of land, wetlands and waterways or relating to use, storage, emissions, discharges, cleanup, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, petroleum, produced salt water and naturally occurring radioactive material ("Pollutants") on or into the workplace or the environment (including without limitation, ambient air, oceans, waterways, wetlands, surface water, ground water (tributary and non-tributary), land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals, or industrial, toxic, hazardous or similar substances, as all of the foregoing may be amended, supplemented and reauthorized from time to time.

    5.2 Environmental Notice. Buyer may give Saga Petroleum notice (the "Environmental Notice") of any fact or circumstance that evidences a material Environmental Concern. Such Environmental Notice shall be given, if at all, on or before November 15, 2000, and shall satisfy the following conditions precedent:

         (a) It must be based on reliable evidence that shows that it is more likely than not that there exists an Environmental Concern;

         (b)  It must be in sufficient detail to put Saga
Petroleum on reasonable notice of the nature of the Environmental
Concern identified and include copies of reports, tests, photographs, and other evidence then available to Buyer supporting the position that an Environmental Concern exists;

         (c) It must describe the necessary action to remedy the Environmental Concern (the "Cleanup"); and

         (d) It must state and estimate of the amount of Loss likely to be incurred by Buyer on account of the Environmental
Concern, such amount to include only amounts that are recoverable in accordance with Section 5.4 below.

    5.3 Remedy for Environmental Concern. If Saga Petroleum receives a valid Environmental Notice, Saga Petroleum shall provide, at its election, the remedy in either Section 5.3(a) or
Section 5.3(b) below with respect to the Environmental Concern that is the subject of such notice, but each such remedy, and the aggregate of all remedies, shall be limited in accordance with
Section 5.4.

         (a) Cleanup. Subject to the limitations of Section 5.4, the amount of any expense reasonably expected to be incurred and attributable to the Cleanup shall be placed by Buyer in the Escrow Account at Closing (and accounted for separately for each Cleanup and separately from Defect Values and Interest Addition Values within such Escrow Account). Buyer shall promptly effect the remedy of the Environmental Concern referred to in the Environmental Notice if Saga LLC or Buyer is the operator of the relevant asset after Closing or, if Saga LLC or Buyer is not the operator of the relevant asset, Buyer shall use its best efforts to cause the operator of the relevant Asset promptly to effect the remedy of the Environmental Concern referred to in the Environmental Notice. Saga Petroleum shall have the right and option to elect to conduct the Cleanup in lieu of Buyer. Upon presentation to the Escrow Agent of invoices or other evidence of costs for the Cleanup incurred by the party conducting the Cleanup, the Escrow Agent shall notify the other parties and, if no objection is raised within fifteen (15) days after their receipt of such notice, shall pay such amounts to the party which conducted the Cleanup or to third parties designated by such party. Upon completion of the Cleanup but in any event no later than one year after the Closing, the Escrow Agent shall distribute all remaining Environmental Concern amounts in the Escrow Account to Saga Petroleum; provided, however, that any amounts placed in the Escrow Account and expressly designated to cover monitoring or other Cleanup expenses that could not reasonably be scheduled to occur within the one-year period shall thereafter be distributed to Buyer as long as Buyer agrees to use the funds solely for such purpose. Interest earned on funds placed in the Escrow Account pursuant to this Section 5.3(a) shall be paid to the party to whom the corresponding funds are distributed.

         (b) Exclusion of Affected Asset. In lieu of the remedies provided in Section 5.3(a), if Cleanup costs to be placed in Escrow for an Asset or LLC Asset exceed 10% of the Allocated Value for such asset, (i) Saga Petroleum may elect to retain the affected Asset or (ii) Saga LLC may assign the affected LLC Asset to any person designated by Morse and Farmer, in which case the Assets Purchase Price or LLC Purchase Price, as applicable, shall be reduced by the Allocated Value of such asset (an "Exclusion Adjustment").

         (c) Extraordinary Environmental Concern. If an Environmental Notice given by Buyer relates to an Environmental Concern that is so open-ended in potential liability and so incapable of remediation that Buyer cannot reasonably take possession of the affected asset (an "Extraordinary Environmental Concern"), Buyer shall include in its Environmental Notice, in addition to the requirements of Section 5.2, Buyer's basis for concluding that an Extraordinary Environmental Concern exists and Buyer's desire to exclude the affected asset and reduce the Assets Purchase Price or LLC Purchase Price by the Allocated Value of the asset as an Exclusion Adjustment. After receipt of such an Environmental Notice, but before Closing, Saga Petroleum shall notify Buyer of its election to either: (i) retain or exclude the asset as provided in Section 5.3(b); (ii) terminate this Agreement, in which event neither Saga Petroleum nor Buyer shall have any further obligations under this Agreement except as expressly provided in this Agreement; or (iii) dispute Buyer's conclusion that an Extraordinary Environmental Concern exists.

    5.4 Limitations on Remedies for Environmental Concerns. The remedies for Environmental Concerns under this Article V are further limited as follows:

         (a) The remedy shall only arise if the Loss to Buyer on account of an Environmental Concern is expected to exceed a threshold of $25,000 per "Incident." Incident means the Loss from an Environmental Concern that is caused by the spill, release, discharge or emission ("Release") of the same substance that occurs or reoccurs in the same contaminated area at or prior to Closing on account of a singular cause or course of conduct.

         (b) The remedy shall apply only to that portion of the Losses exceeding the threshold in Section 5.4(a) that, in the aggregate, exceed a deductible amount of $2,500,000.00.

         (c) The remedy shall be limited to the amount placed in the Escrow Account pursuant to Section 5.3(a).

         (d) Amounts payable out of the Escrow with respect to Environmental Concerns shall include only the reasonable costs of Cleanup actually incurred after the Closing by Buyer to the extent necessary to put the relevant asset in a condition where it is no longer affected by an Environmental Concern and amounts payable to parties unrelated to Buyer through litigation or binding arbitration or the settlement thereof and the reasonable costs of defending such action, but not including any amounts incurred as a result of Buyer's or, after the Closing, Saga LLC's indemnifying a third party.

    5.5 Buyer's Indemnification of Sellers. (a) Upon Closing, Buyer shall assume all risk, liability, obligation and Losses in connection with, and shall defend, indemnify and save and hold harmless the Indemnified Seller Parties forever from and against all Losses incurred by the Indemnified Seller Parties in connection with any Environmental Matter. "Indemnified Seller Parties" means (x) Saga Petroleum, Saga SWD, Morse, the Morse Family Trust and Farmer, (y) all parties serving as officers, directors, shareholders, partners, members, managers, principals or trustees of Saga Petroleum, Saga SWD, Saga LLC or the Morse Family Trust at any time prior to the Closing, and (z) as to all of the persons and entities in clauses (x) and (y) above, their respective representatives, employees, agents, affiliates, and personal representatives. "Environmental Matter" means the following matters arising in connection with the Assets or the LLC Assets, regardless of whether incurred with respect to events occurring prior to or after the Effective Time: (i) the violation of, and compliance with past, present and future Environmental Laws; (ii) remediation and restoration of the Assets and LLC Assets, including, without limitation, plugging and abandonment and remediation of Well and LLC Well sites; (iii) naturally occurring radioactive materials; (iv) asbestos and (v) damage to persons or property on account of Pollutants. The procedures of Section 14.2 shall apply to Buyer's obligation under this Section 5.5.

         (b) If, within six (6) months after Buyer transfers, by whatever means, any Asset or LLC Asset or any of the Saga LLC Interests to another person or entity, then the transferee shall be deemed to have waived any and all claims it may have against any of the Indemnified Seller Parties for any Environmental Matter and Buyer shall cause such transferee to execute a written instrument for the benefit of the Indemnified Seller Parties expressly waiving any and all such claims.

    5.6  Applicability of Other Provisions.  Sections 14.3 (No
Insurance or Subrogation) and 14.4 (Reservation as to Non-
Parties) shall apply to the provisions of this Article V.

    5.7 Exclusive Remedy. Notwithstanding anything else in this Agreement to the contrary, this Article V is the exclusive agreement and only remedy of the parties with regard to Environmental Matters even if some other provision of this Agreement by its terms would otherwise cover Environmental
Matters.


                           ARTICLE VI

         SAGA PETROLEUM'S REPRESENTATIONS AND WARRANTIES

    6.1 Saga Petroleum, Saga SWD and Saga LLC make the following representations and warranties:

         (a) Organization and Good Standing. Saga Petroleum and Saga SWD are corporations, and Saga LLC is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation, and each of them is duly qualified to carry on its business in each state where failure to be so qualified could adversely affect the Assets, LLC Assets or consummation of the transactions contemplated under this Agreement.

         (b) Power. Saga Petroleum, Saga SWD, Saga LLC, and the Morse Family Trust have all requisite power and authority to carry on their businesses as presently conducted and to enter into this Agreement. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of their governing documents, when applicable, or any material provision of any agreement or instrument to which any of them is a party or by which any of them is bound, or, to any judgment, decree, order, statute, rule or regulation applicable to them or to Morse or Farmer.

         (c) Authorization and Enforceability. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or company action on the part of Saga Petroleum, Saga SWD or Saga LLC. This Agreement constitutes the legal, valid and binding obligation of Saga Petroleum, is enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

         (d) Liability for Brokers' Fees. Saga Petroleum, Saga SWD, Saga LLC, Morse, the Morse Family Trust and Farmer have not incurred any liability, contingent or otherwise for brokers' or finders' fees relating to the transactions contemplated by this Agreement, for which Buyer or Saga LLC shall have any responsibility whatsoever.

         (e) Litigation. Except as set forth in Schedule 6.1(e) attached hereto ("Existing Claims and Litigation") there are no actions, suits or proceedings pending or, to the knowledge of Saga Petroleum, Saga Petroleum, Saga SWD, Saga LLC, Morse the Morse Family Trust and Farmer, threatened in writing against Saga Petroleum, Saga SWD, or Saga LLC or any of the Assets or LLC Assets, in any court or by or before any federal, state, municipal or other governmental agency that would materially adversely affect the Assets, the LLC Assets or Saga LLC or impair Sellers' ability to consummate the transaction contemplated hereby.

         (f) Balance Sheet. Saga Petroleum has furnished Buyer the unaudited balance sheet of Saga LLC as of June 30, 2000 (the "Balance Sheet"). The Balance Sheet has been prepared in a manner consistent with the audited financial statements of Saga LLC as of December 31, 1999, which have also been furnished to Buyer. The December 31, 1999 financial statements have been prepared in accordance with GAAP and fairly reflect the financial condition of Saga LLC as of December 31, 1999. Saga LLC has no known material liabilities, actual or contingent, in addition to those reflected in the audited December 31, 1999 financial statements or the Balance Sheet that are required by GAAP to be reflected therein. Since the date of the Balance Sheet, Saga LLC has not incurred or become subject to any known liability required by GAAP to be reflected on a balance sheet other than liabilities incurred in the ordinary course of business.

         (g) Taxes. All Taxes which are attributable to the Assets or LLC Assets and which are attributable to the ownership of or production from the Assets or LLC Assets, as the case may be, during the Saga Ownership Period (as defined in Section 14.2(a)), Saga SWD or Saga LLC have owned such assets, have been properly paid.

         (h) Lease Maintenance. To the knowledge of Saga Petroleum, the Leases and LLC Leases have not terminated by reason of lack of production in paying quantities therefrom during the Saga Ownership Period and Saga Petroleum or Saga LLC have properly paid all royalties, rentals and other payments due under the Leases and LLC Leases attributable to the Saga Ownership Period.

         (i) Material Contracts. To the knowledge of Saga Petroleum, none of the Sellers are in breach of or default under any of the contract affecting the Assets or LLC Assets, which breach or default could reasonably be expected to have a material adverse effect on the Assets, LLC Assets or Saga LLC.

         (j) No Plugging Orders. Sellers have not received any written order from any governmental agency with jurisdiction over the Assets or LLC Assets to plug and abandon any Well or other facility located on the Leases or LLC Leases, except for orders with which Sellers have complied.

    6.2 Morse. Morse makes the following representations and warranties as of the date hereof:

         (a) Saga LLC is a limited liability company duly organized and validly existing under the laws of the State of Colorado, and is duly qualified to carry on its business in each state where failure to be so qualified could adversely affect the LLC Assets or consummation of the transactions contemplated under this Agreement.

         (b) Prior to giving effect to the transactions contemplated by this Agreement, Morse owns of record and beneficially a 37.5% membership interest in Saga LLC, and the Morse Family Trust owns a 12.5% membership interest in Saga LLC, free and clear of any liens and encumbrances.

         (c) Morse, the Morse Family Trust and Farmer have been the only members of Saga LLC, and, prior to giving effect to the transactions contemplated by this Agreement, all membership interests in Saga LLC are now held by Morse, the Morse Family Trust and Farmer.

         (d) Except as provided in this Agreement, neither Morse nor the Morse Family Trust have granted any person any right or have entered into any agreement or understanding (whether by option, warrant, call, commitment, conversion, plan or otherwise), fixed or contingent, with respect to the acquisition, purchase, sale, transfer, assignment, creation or issuance of any membership or other equity interest in Saga LLC.

    6.3 Farmer. Farmer makes the following representations and warranties as of the date hereof:

         (a) Organization and Standing of Saga LLC. Saga LLC is limited liability company duly organized and validly existing under the laws of the State of Colorado, and is duly qualified to carry on its business in each state where failure to be so qualified could adversely affect the Assets or consummation of the transactions contemplated under this Agreement.

         (b) Prior to giving effect to the transactions contemplated by this Agreement, Farmer owns of record and beneficially a 50% membership interest in Saga LLC, free and clear of any liens or encumbrances.

         (c) Morse, the Morse Family Trust and Farmer have been the only members of Saga LLC, and, prior to giving effect to the transactions contemplated by this Agreement, all membership interests in Saga LLC are now held by Morse, the Morse Family Trust and Farmer.

         (d) Except as provided in this Agreement, Farmer has not granted any person any right or entered into any agreement or understanding (whether by option, warrant, call, commitment, conversion, plan or otherwise), fixed or contingent, with respect to the acquisition, purchase, sale, transfer, assignment, creation or issuance of any membership or other equity interest in Saga LLC.

                           ARTICLE VII

            BUYER'S REPRESENTATIONS AND WARRANTIES

    Buyer makes the following representations and warranties:

    7.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Colorado and on the Closing Date will be duly qualified to carry on its business in each state where failure to be so qualified could adversely affect the Assets or consummation of the transactions contemplated under this Agreement

    7.2 Power. Buyer has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of its articles of incorporation or bylaws or any material provision of any agreement or instrument to which it is a party or by which it is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to it.

    7.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the transaction contemplated hereby have been duly and validly authorized by all requisite action on behalf of Buyer. This Agreement constitutes Buyer's legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

    7.4 Liability for Brokers' Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which any Seller shall have any responsibility whatsoever. Any broker's or finder's fees that may be payable to Steven Roitman or BWAB Incorporated or their affiliates, shall be paid by Buyer.

    7.5 Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer's knowledge, threatened against it before any governmental authority that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by it under this Agreement.

    7.6 Securities Laws, Access to Data and Information. Buyer acknowledges that the Assets, including, without limitation, the LLC Interests, are or may be deemed to be "securities" under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky laws and that resales thereof may therefore be subject to the registration requirements of such acts. The Assets are being acquired solely for Buyer's own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein in violation of any securities laws. Buyer is familiar with the business of Saga Petroleum, Saga SWD and Saga LLC and it is a knowledgeable, experienced and sophisticated investor in securities of companies engaged in the oil and gas business. Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Assets and the Saga LLC Interests.

    7.7 Holding Company. Buyer is not a "holding company," or a "subsidiary company" of a "holding company," or an affiliate of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

    7.8 Independent Evaluation. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer has been afforded the opportunity to examine the Records, and materials made available to it by Saga Petroleum with respect to the Assets and Saga LLC (the "Background Materials"). The Background Materials include files, or copies thereof, that Saga Petroleum, Saga SWD, or Saga LLC have used in their normal course of business and other information about the Assets and Saga LLC that Saga Petroleum, Saga SWD and Saga LLC have compiled or generated; however, Buyer acknowledges and agrees that neither Saga Petroleum, Saga SWD, Saga LLC, Sellers nor any other Indemnified Seller Party has made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Background Materials or, except for the representations and warranties of Saga Petroleum contained in this Agreement, as to any other information relating to the Assets, the LLC Assets, or Saga LLC furnished or to be furnished to Buyer or its representatives by or on behalf of Sellers, including without limitation any estimate with respect to the value of the Assets, the LLC Assets, Saga LLC or reserves or any projections as to events that could or could not occur. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves attributable to the Assets or LLC Assets and the value of any other assets. Buyer's representatives have visited the offices of Saga Petroleum and have been given opportunities to examine the books and records Saga Petroleum has made available relating to the Assets, the LLC Assets and Saga LLC. Except as expressly provided in this Agreement, no Seller or any other Indemnified Seller Party shall have any liability to Buyer or its affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, of the Background Materials or other information relating to the Assets, the LLC Assets or Saga LLC provided by or on behalf of Sellers or any other Indemnified Seller Party.


                          ARTICLE VIII

                    COVENANTS AND AGREEMENTS

    8.1 Covenants and Agreements of Saga Petroleum and Saga LLC. Saga Petroleum, Saga SWD and Saga LLC (which is executing this Agreement solely for the purpose of giving the pre-Closing covenants set forth in this Section 8.1 and the covenant set forth in the first sentence of Section 3.2 and for no other purpose) covenant and agree with Buyer as follows:

         (a) Operations Prior to Closing. Without the prior written consent of Buyer to act otherwise, during the period from the date of execution of this Agreement to the Closing Date, Saga Petroleum, Saga SWD and Saga LLC will use their reasonable commercial efforts within the constraints of the applicable operating agreements and other applicable agreements to not:

                    (i) sell, transfer or abandon any part of the Assets or LLC Assets (except in the ordinary course of business or the abandonment of leases upon the expiration of their respective primary terms or if not capable of production in paying quantities);

                    (ii)     except for the Development
         Activities which shall be deemed to be approved by Buyer, approve any operation on the Assets or LLC Assets anticipated in any instance to cost more than $25,000 per activity net to the interest of Saga Petroleum, Saga SWD and Saga LLC (except for emergency operations, operations required under presently existing contractual obligations, ongoing commitments under existing AFE's and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order);

                     (iii)   to enter into any new marketing
         contracts or agreements providing for the sale or disposition of Hydrocarbons produced from the Assets or LLC Assets for a term in excess of 90 days (other than extension or renewal of the existing Contracts and sales by or on their behalf under the applicable operating agreement); and

                    (iv) to convey or dispose of any material part of the Assets or LLC Assets (other than replacement of equipment or sale of Hydrocarbons produced from the Assets and LLC Assets in the regular course of business) or enter into any farmout, except to maintain a lease or fulfill a drilling commitment, or enter into any farmin or other similar contract affecting the Assets or LLC Assets if the net expense to the interest of Saga Petroleum and Saga LLC will be in excess of $25,000.


    Notwithstanding any provision to the contrary, nothing in this Section 8.1(a) shall require Saga Petroleum, Saga SWD or Saga LLC to revise, dishonor or delay performance of any obligation under agreements in existence prior to the date hereof.

         (b) Status. Saga LLC shall maintain its limited liability company status from the date hereof until Closing and to assure that as of the Closing Date Saga LLC will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the transactions contemplated hereby. In addition, during the period from the date of this Agreement to the Closing Date, Saga LLC will not:

              (i) amend its articles of organization or other governing documents;

              (ii) purchase or redeem any equity interests from, or declare or make any payment or distribution to, any member;

              (iii) issue or authorize the issuance of any securities or equity interests or any options, warrants or rights to purchase any securities or equity interests;

              (iv) give any promise, assurance or guaranty of the payment, discharge or fulfillment of any obligation of any other person or entity; and

              (v) resign, transfer or otherwise voluntarily relinquish any right it has to act as operator of any of the Oil and Gas Assets.

         (c) Notices of Claims. Saga Petroleum shall promptly notify Buyer, if, between the date of execution of this Agreement and the Closing Date, any Seller or Saga LLC receives written notice of any claim, suit, action or other proceeding of the type referred to in Section 6.6 or written notice of any material default under any Contract.

         (d) Consents of Others; Conditions. Prior to the Closing, Saga Petroleum shall use its reasonable efforts (a) to cause the Sellers to obtain all authorizations and consents, if any, required of the Sellers to permit them to consummate the transaction contemplated by this Agreement and (b) to cause all conditions for Closing set forth in Section 10.1 to be met.

         (e) Maintenance of Operations. During the period from the date of execution of this Agreement until the Closing Date, each of Saga Petroleum and Saga LLC shall use its reasonable commercial efforts and cooperate with Buyer's efforts to maintain Saga LLC as the operator of those Assets and LLC Assets currently operated by Saga LLC, provided, however, neither Saga Petroleum nor Saga LLC shall be required to incur any expense or liability in connection therewith.

    8.2 Covenants and Agreements of Buyer. Buyer covenants and agrees with Sellers that:

         (a) Corporate Status. Buyer shall maintain its corporate status from the date hereof until the post-Closing adjustment, and use all reasonable efforts to assure that as of the Closing Date it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of the transaction contemplated hereby.

         (b) Like-Kind Exchange. If requested by any Seller, Buyer will cooperate with such Seller to accommodate a like-kind exchange under Section 1031 of the Code with respect to all or any of the Assets or LLC Assets (or any portion thereof). Such cooperation will include, without limitation, the execution of certain documents in connection with such like-kind exchange, but Buyer need not assume any additional liabilities or obligations in connection therewith. Saga Petroleum shall have the right, without the consent of Buyer, to cause Saga LLC to assign all or any portion of its interests in the LLC Assets or similar agreement to Saga Petroleum or a third party designated by Saga Petroleum for purposes of facilitating the like-kind exchange. Saga Petroleum shall indemnify, save and hold harmless Buyer from and against any and all costs, expenses, liabilities, fines, penalties, taxes, and demands for damages arising from the like-kind exchange.

         (c) Consents of Others; Condition. Prior to Closing, Buyer shall use its reasonable efforts (a) to obtain all authorizations, consents and permits, if any, required of Buyer to permit it to consummate the transaction contemplated by this Agreement and (b) to cause all conditions for Closing set forth in Section 10.2 to be met.

    8.3  Covenants and Agreements of the Parties.

         (a) Confidentiality. The existing Confidentiality and Nondisclosure Agreement dated as of July 20, 2000 between Saga Petroleum and Saga LLC and Buyer shall continue in full force and effect according to its terms until the Closing and shall be deemed terminated if Closing occurs.

         (b) Communication Between The Parties. If Buyer develops information during its due diligence that leads Buyer to believe that Saga Petroleum has breached a representation or warranty under this Agreement, Buyer shall inform Saga Petroleum of such potential breach as soon as possible, but in any event, at or prior to Closing.

         (c) Cure Period for Breach. If any party to this Agreement believes any other party has breached the terms of this Agreement, the party who believes the breach has occurred shall give written notice to the breaching party of the nature of the breach and give that party five business days to cure. Notwithstanding the foregoing, this Section 8.3(c) shall not apply to breach of the parties' obligations at Closing and shall not operate to delay Closing.


                           ARTICLE IX

                           TAX MATTERS

    9.1 Apportionment of Tax Liability. All Taxes shall be prorated between Buyer and Saga Petroleum or Saga SWD, as applicable, to the extent attributable to the Oil and Gas Assets, as of the Effective Time for all taxable periods that include the Effective Time. For purposes of Section 2.4, Saga LLC's current liabilities as of the Effective Time shall include all Taxes attributable to periods ending prior to the Effective Time and a share of Taxes, prorated as of the Effective Time, attributable to the LLC Assets for taxable periods that include the Effective
Time.    Based on the best current information available as of
Closing, the proration shall be made between the parties as an adjustment to the Purchase Price pursuant to Sections 2.3 and 2.4 and shall be subject to adjustment in the Final Settlement Statement based on then-current information, which shall then constitute a final settlement of Taxes between the parties.
Taxes based on or measured by production of Hydrocarbons or the value thereof shall be deemed attributable to the period when such production occurred notwithstanding that such Taxes are not assessed or payable until a subsequent period. Accordingly, after Closing, and subject to adjustment in the Final Settlement Statement, Buyer expressly assumes all obligations and liabilities for all Taxes payable by the Sellers and Saga LLC, regardless of whether such Taxes are attributable to the period of time before or after the Effective Time; provided, however, that such assumption of the obligation and liabilities for Taxes of Sellers and Saga LLC shall be only for those tax periods covered by the actual adjustment in the Final Settlement Statement; all other Taxes attributable to the ownership of or production from the Assets or LLC Assets during the Saga Ownership Period, to the extent not addressed in such adjustment, shall remain the responsibility of Saga Petroleum to the extent the same are covered by Saga Petroleum's indemnification obligations under Section 14.2.

    9.2 Tax Reports and Returns. For the tax period in which the Effective Time occurs, Saga Petroleum agrees to immediately forward to Buyer any such tax reports and returns received by Saga Petroleum after Closing and provide Buyer with any information Saga Petroleum has that is necessary for Buyer to file any required tax reports and returns. Buyer agrees to file all tax returns and reports applicable to the Oil and Gas Assets, or Saga LLC and its assets, and required to be filed after the Closing, pay or cause Saga LLC to pay all required Taxes payable with respect to the Oil and Gas Assets, and Saga LLC or its assets, and indemnify the Sellers against liability for the payment of Taxes and the filing of tax returns or reports.


                            ARTICLE X

                      CONDITIONS TO CLOSING

    10.1 Sellers' Conditions.  The obligations of Sellers at the
Closing are subject, at the option of Sellers, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

         (a) All representations and warranties of Buyer contained in this Agreement are true in all material respects (considering the transaction as a whole) at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing, and Buyer has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects and Buyer shall deliver a certificate to Sellers confirming the foregoing;

         (b) No order has been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing; and

         (c) Unless otherwise agreed, the aggregate of the amount to be paid into the Escrow and the aggregate reductions in the Asset Purchase Price and LLC Purchase Price for Defect
Adjustments and Exclusion Adjustments shall not exceed
$2,500,000.00.

    10.2 Buyer's Conditions.  The obligations of Buyer at the
Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

         (a) All representations and warranties of each of the Sellers and Saga LLC contained in this Agreement are true in all material respects (considering the transaction as a whole) at and as of the Closing in accordance with their terms as if such representations were remade at and as of the Closing, and Saga Petroleum, Saga SWD and Saga LLC have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by them at or prior to the Closing in all material respects;

         (b) No order has been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing; and

         (c) Unless otherwise agreed, the aggregate of the amount to be paid into the Escrow and the aggregate reductions in the Asset Purchase Price and LLC Purchase Price for Defect
Adjustments and Exclusion Adjustments shall not exceed
$2,500,000.00.


                           ARTICLE XI

              RIGHT OF TERMINATION AND ABANDONMENT

    11.1 Termination. This Agreement may be terminated in accordance with the following provisions:

         (a)  by Sellers if the conditions set forth in
Section 10.1 are not satisfied through no fault of Sellers or Saga LLC, or are not waived by Sellers, as of the Closing Date
(as defined in Section 12.1, below);

         (b)  by Buyer if the conditions set forth in
Section 10.2 are not satisfied through no fault of Buyer, or are not waived by Buyer, as of the Closing Date;

         (c)  by Sellers pursuant to Sections 5.3;

         (d)  by either Buyer or Sellers pursuant to Section 4.4;

         (e)  by Sellers if, through no fault of Sellers or Saga
LLC, the Closing does not occur on or before December 31, 2000;

         (f) by Buyer if, through no fault of Buyer, the Closing does not occur on or before December 31, 2000;

        (g) by Buyer if, by December 1, 2000, Buyer has not received assurances from Forcenergy Inc, its successors or assigns ("Forcenergy") reasonably satisfactory to Buyer that Forcenergy will not exercise its right to remove Saga LLC as the operator of wells jointly owned by Saga Petroleum and Forcenergy and currently operated by Saga LLC, provided that Buyer has used its commercially reasonable efforts to obtain such assurances; or

         (h) automatically without any further action by Buyer or Sellers, if Buyer does not pay the Additional Deposit by the time required in Section 2.1(c).

    11.2 Liabilities Upon Termination.

         (a) Buyer's Breach. If Closing does not occur because Buyer fails to pay the Additional Deposit, Sellers' remedies shall be as provided in Section 2.1(c). If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, Sellers shall be entitled to retain the Deposit as liquidated damages, it being agreed that the Deposit is a fair measure of the damages that will be suffered by Sellers as a result of such breach by Buyer. Buyer's failure to close shall not be considered wrongful if (x) Buyer's conditions under Section 10.2 are not satisfied through no fault of Buyer or are not waived; or
(y) Buyer has terminated this Agreement as of right under
Section 11.1.


         (b) Seller's Breach; Limitations. If Closing does not occur because Sellers wrongfully fail to tender performance at Closing or otherwise materially breach this Agreement or because this Agreement is terminated as of right by Buyer under Section 11.1, Saga Petroleum will return the Initial Deposit, and the Additional Deposit if it has been paid to Sellers, to Buyer immediately after the determination that the Closing will not occur and Buyer shall retain any legal or equitable remedies for Sellers' or Saga LLC's breach of this Agreement, including, without limitation, specific performance, subject to the limitations set forth below; provided, however, that Sellers and Saga LLC shall not have any liability to Buyer for consequential, special, punitive or exemplary damages, lost profits, or lost business opportunities arising out of or related to Sellers' or Saga LLC's breach of any provision of this Agreement . Sellers' failure to close shall not be considered wrongful if (x) Sellers' conditions under Section 10.1 are not satisfied through no fault of Sellers or Saga LLC or are not waived; or (y) Sellers have terminated this Agreement as of right under Section 11.1.


                           ARTICLE XII

                             CLOSING

    12.1 Date of Closing. Unless otherwise agreed to in writing and subject to the conditions stated in this Agreement, consummation of the transactions contemplated hereby (the
"Closing") shall be held on December 1, 2000 unless extended by mutual agreement of the parties. The date the Closing actually occurs is called the "Closing Date."

    12.2 Place of Closing. The Closing shall be held at the offices of Saga Petroleum in Denver, Colorado at 9:00 a.m. or at such other time and place as Buyer and Saga Petroleum may agree in writing.

    12.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

         (a) Saga Petroleum and Saga SWD shall execute, acknowledge and deliver to Buyer, an assignment of the Assets, with a special warranty of title against liens, claims, burdens and encumbrances arising by, through or under Saga Petroleum and Saga SWD, but not otherwise, in form and substance mutually acceptable to the parties; and

         (b) Morse, the Morse Family Trust and Farmer shall execute and deliver to Buyer an assignment of the LLC Interests substantially in the form and substance mutually acceptable to the parties;

         (c) Sellers and Buyer shall execute and deliver the Assets Preliminary Settlement Statement and LLC Preliminary
Settlement Statement and Sellers shall deliver the Balance Sheet;

         (d) Buyer shall deliver the Assets Closing Amount, less $1,500,000 (which amount shall be evidenced by and paid pursuant to the promissory note described in Section 12.3(f) below), and less the Deposit (which shall be retained by Sellers), and less the Share Portion of the Assets Purchase Price, to an account designated by Saga Petroleum by wire transfer in immediately available funds, and, if necessary, to Escrow Agent, the funds to be placed into the Escrow Account (with such escrowed funds to be held in separate accounts pursuant to the terms of this Agreement) and Buyer shall deliver the shares constituting the Share Portion of the Assets Purchase Price to Saga Petroleum;

         (e) Buyer shall deliver the LLC Closing Amount to an account designated by Morse and Farmer by wire transfer in immediately available funds, and, if necessary, to Escrow Agent, the funds to be placed into the Escrow Account (with such escrowed funds to be held in separate accounts pursuant to the terms of this Agreement);

         (f) Buyer shall execute and deliver to Saga Petroleum a promissory note in the form of Exhibit C attached hereto in the original principal amount of $1,500,000 which shall be due and payable, without interest, on April 1, 2001. Such note may be prepaid in whole or in part from time to time without penalty and shall bear interest on any unpaid amounts after April 1, 2001 at 12% per annum, compounded quarterly. Such note shall be secured by a deed of trust in the form of Exhibit D attached hereto, covering the Assets and LLC Assets located in the South Cowden Field in Ector County, Texas.

         (g) To the extent necessary, Sellers shall cause the amounts payable to them pursuant to (d) and (e) above to be applied to pay off all outstanding indebtedness of Saga Petroleum and Saga LLC to Bank One Texas and Saga Petroleum and Saga LLC shall provide releases in recordable form of the liens and security interests securing such indebtedness acceptable to Buyer;

         (h) If necessary, Sellers and Buyer shall execute and deliver the Escrow Agreement governing the Escrow Account;

         (i)  All intercompany payables and debts owed by Saga
Petroleum to Saga LLC shall be cancelled;

         (j) Sellers shall execute and deliver to Buyer affidavits of non-foreign status and no requirement for withholding under Section 1445 of the Code;

         (k) Sellers shall provide closing certificates as set forth in Section 10.1;

         (l) Buyer shall provide a closing certificate as set forth in Section 10.2;

         (m) Seller shall deliver all necessary instruments for the transfer of the Other Assets, including any deeds for real property; and

         (n) Saga Petroleum and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.


                          ARTICLE XIII

                    POST-CLOSING OBLIGATIONS

    13.1 Post-Closing Adjustments. (a) On or before the date that is 150 days after Closing, Saga Petroleum, with assistance from Buyer's or Saga LLC's staff, will prepare and deliver to Buyer, in accordance with customary industry accounting practices, (i) the final settlement statement (the "Final Settlement Statement") setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price for the Assets (the "Final Assets Purchase Price") and the final purchase price for the Saga LLC Interests (the "Final LLC Purchase Price"), and (ii) revised Balance Sheet, if applicable. As soon as practicable after receipt of the Final Settlement Statement, but in no event later than on or before 20 days after receipt of Saga Petroleum's proposed Final Settlement Statement, Buyer shall deliver to Saga Petroleum a written report containing any changes that Buyer proposes to make to the Final Settlement Statement. Buyer's failure to deliver to Saga Petroleum a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Saga Petroleum. The parties shall agree with respect to the changes proposed by Buyer, if any, no later than 30 days after receipt of Saga Petroleum's proposed Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the "Final Settlement Date." If the Final Assets Purchase Price is more than the Assets Closing Amount, Buyer shall pay Saga Petroleum the amount of such difference. If the Final Assets Purchase Price is less than the Assets Closing Amount, Saga Petroleum shall pay to Buyer the amount of such difference; provided Saga Petroleum may pay the share fraction (as defined below) of such amount in the form of the common stock of Buyer, each share of which shall be deemed to have a value of $5.00 per share (adjusted for any stock splits, stock dividends and the like after the date of this Agreement). The "share fraction" shall be a fraction whose numerator is the Share Portion of the Purchase Price (before giving effect to the adjustments pursuant to this Section 13.1) and whose denominator is an amount equal to the Assets Closing Amount plus the LLC Closing Amount. If the Final LLC Purchase Price is more than the LLC Closing Amount Buyer shall pay Morse (for the benefit of Morse and the Morse Family Trust) and Farmer the amount of such difference. If the Final LLC Purchase Price is less than the LLC Closing Amount, Morse and Farmer shall pay to Buyer the amount of such difference. In either event, payment shall be made by wire transfer in immediately available funds. Payment by Buyer or Saga Petroleum or Morse and Farmer, as the case may be, shall be within five days of the Final Settlement Date. The same approval process shall apply to the updated Balance Sheet, if any, and any adjustments requiring additional payment by either Buyer or Morse and Farmer shall also be made in the same manner and on the same schedule as the Final LLC Purchase Price.

         (b) Dispute Resolution. If the parties are unable to resolve a dispute as to the Final Assets Purchase Price or Final LLC Purchase Price by 30 days after Buyer's receipt of Saga Petroleum's proposed Final Settlement Statement, the parties shall submit the dispute to binding arbitration to be conducted in accordance with the following procedures by the accounting firm of Arthur Andersen (the "Accountants"). No later than
30 days after initiating the arbitration procedure, the Accountants shall conduct a hearing, at which time the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required, but the arbitrator shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. The arbitrator shall render its written decision specifically establishing the Final Assets Purchase Price or Final LLC Purchase Price, as the case may be, within 30 days after the hearing. A decision may be filed in any court of competent jurisdiction and may be enforced by any party as a final judgment of such court. Without the consent of Sellers and Buyer, the arbitration shall not determine any issues other than adjustments to be made pursuant to Sections 2.3, 2.4 and 13.1; all other disputes shall be handled pursuant to the provisions of Sections
4.4 and 15.18.

    13.2 Records. Saga Petroleum may retain copies of the Records and Saga Petroleum shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer agrees that the Records will be maintained in compliance with all applicable laws governing document retention. Buyer will not destroy or otherwise dispose of Records for a period of ten years after Closing, unless Buyer first gives Saga Petroleum reasonable notice and an opportunity to copy the Records to be destroyed.

    13.3 Purchase Price Allocation - Form 8594. Saga Petroleum and Buyer shall cooperate in the preparation of Internal Revenue Service Form 8594, pursuant to Temporary Treasury Regulation
Section 1.1060-1T to report the allocation of the Assets Purchase Price among the Assets. To the extent required by Code Section 1060 and any regulations promulgated thereunder, any such allocations shall be consistent with the Assets Purchase Price allocation as set forth in Schedule 2.2.

    13.4 Insurance. If any of Saga LLC's current liability insurance policies contain "claims made" provisions that, if canceled or not renewed after Closing, could expose Saga Petroleum or Saga SWD to liability for claims arising from occurrences that happened prior to Closing and that, if such policies had been continued or renewed would otherwise be insured, then Buyer agrees to take all steps necessary after Closing either (i) to preserve the existing level of insurance coverage for such potential claims for at least the length of time available under the "Extended Reporting Periods" or similar periods in the various policies currently carried by Saga Petroleum or Saga SWD as the case may be, or (ii) maintain other insurance policies acceptable to Sellers which cover the liabilities covered by the policies described in clause "(i)."

    13.5 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Morse, Morse Family Trust and Farmer for certain tax matters relating to Saga LLC following the Closing Date. Morse, Farmer and Buyer agree that there will be a closing of the books, at Saga LLC's cost, of Saga LLC as of the LLC Effective Time, that short year returns shall be filed for Saga LLC for the period ending on such date, and the LLC Purchase Price shall be adjusted upward in the Final Settlement Statement for all federal, state and local taxes paid or payable by Morse, Morse Family Trust and Farmer attributable to the net taxable income of Saga LLC attributable to the LLC Assets for the period from the LLC Effective Time to the Closing Date.

    13.6 Further Assurances. From time to time after Closing, Sellers and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement.


                           ARTICLE XIV

                         INDEMNIFICATION

    This Article XIV addresses assumption, retention and indemnification for matters other than Environmental Matters, which are handled exclusively in Article V except to the extent parts of Article XIV are expressly incorporated into Article V.

    14.1 Buyer's Assumption of Liabilities and Indemnification of Sellers. If Closing occurs, except for the limited matters covered by Saga Petroleum's indemnification of Buyer under
Section 14.2, Buyer shall be deemed to have assumed all risk, liability, obligation and Losses in connection with, and Buyer agrees to defend, indemnify and save and hold harmless the Indemnified Seller Parties, their successors and assigns, forever from and against all Losses which arise from or in connection with, the following whether arising or attributable to periods before or after the Effective Time: (i) ownership or operation of the Assets, the Saga LLC Interests or the LLC Assets, (ii) control or management of Saga LLC or the Assets or LLC Assets,
(iii) the Contracts, (iv) the Existing Claims and Litigation, (v) the breach by Buyer of any of its representations or warranties set forth in Article VII, and (vi) any other matter for which Buyer has agreed in this Agreement to indemnify Sellers.

         (a) "Losses" shall mean any loss, cost, expense, liability, obligation, damage, demands, suits, sanctions of every kind and character including reasonable fees and expenses of attorneys, technical experts and expert witnesses reasonably incident to matters indemnified against; excluding any special, consequential, punitive or exemplary damages except to the extent recovered against the indemnified persons by a third-party claimant.

         (b) Release. Buyer and Saga LLC shall be deemed to have released the Indemnified Seller Parties, and their predecessors, successors and assigns, at the Closing from any and all Losses for which Buyer has agreed to indemnify the Indemnified Seller Parties hereunder. In addition, Saga LLC shall be deemed to have released the Seller Indemnified Parties from any and all claims and causes of action of any kind, whether known or unknown, that it may have against them as of the Closing or at any time thereafter.

    14.2 Saga Petroleum Limited Indemnification of Buyer.

         (a) Subject to the limitations set forth in Section 14.2(b), Saga Petroleum agrees to defend, indemnify and save and hold harmless Buyer, Saga LLC, and their respective officers, directors, shareholders, employees, members and managers (the "Indemnified Buyer Parties"), their successors and assigns, from and against all Losses which arise from or in connection with the following: (i) Taxes attributable to the Saga Ownership Period, as allocated and pursuant to the procedures provided in Article IX, (ii) the Existing Claims and Litigation, (iii) royalty obligations on production during the Saga Ownership Period, (iv) personal injury claims attributable to acts, omissions or events occurring during the Saga Ownership Period attributable to the Assets and LLC Assets and attributable, in accordance with GAAP, to the Saga Ownership Period, (v) amounts billed under applicable operating agreements for operating costs and expenses, and (vi) claims by Sellers' trade creditors for services and supplies furnished to Sellers and attributable, in accordance with GAAP, to the Saga Ownership Period. "Saga Ownership Period" shall mean the period prior to the Effective Time that Saga Petroleum owned the affected Asset or the period prior to the Effective Time that Saga LLC owned the affected LLC Asset, as the case may be.

         (b) Saga Petroleum's obligations under Section 14.2(a) shall be limited as follows:

              (i) such indemnification shall not cover any Environmental Matter, whether arising before or after the Effective Time; (ii) the indemnifications provided in Sections 14.2(a)(iii), (iv), (v) and (vi) shall only cover matters noticed by Buyer to Saga Petroleum within one year after the Closing Date; (iii) Saga Petroleum shall have no liability for the first $250,000 in claims in the aggregate under Sections 14.2(a)(iii) and (iv), which amount shall be a deductible borne by Buyer; (iv) Saga Petroleum's total aggregate liability for all claims made under Sections 14.2(a)(iii), (iv), (v), and (vi), after giving effect to the deductible in Section 14.2(b)(iii), if applicable, shall be limited to $750,000. The limitations set forth in clauses "(ii)," "(iii)" and "(iv") shall not apply to the indemnifications provided in Sections 14.2(a)(i)and (ii).

    14.3 THE INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT
SHALL BE WITHOUT REGARD TO THE INDEMNIFIED PERSON'S SOLE, JOINT
OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR
OTHER FAULT.

    14.4 THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER. WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLERS EXPRESSLY DISCLAIM AND NEGATE AS TO ALL PERSONAL PROPERTY, FIXTURES AND EQUIPMENT, (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; (IV) ANY RIGHTS OF BUYER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION; AND (V) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS IN ANY PERSONAL PROPERTY INCLUDED WITHIN THE ASSETS OR LLC ASSETS, WHETHER KNOWN OR UNKNOWN, IT BEING EXPRESSLY UNDERSTOOD BY BUYER THAT PERSONAL PROPERTY FIXTURES AND EQUIPMENT INCLUDED WITHIN THE ASSETS AND THE LLC ASSETS ARE BEING CONVEYED TO BUYER "AS IS," "WHERE IS," WITH ALL FAULTS, AND IN THE PRESENT CONDITION AND STATE OF REPAIR.

    14.5 TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, BUYER HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBCHAPTER E, SECTIONS
17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), TEX. BUS. & COM. CODE. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLERS THAT IT (I) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE; (II) IS REPRESENTED BY LEGAL COUNSEL; (III) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL, BUSINESS AND OIL AND GAS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED HEREBY; (IV) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; AND (V) THAT THIS WAIVER IS A MATERIAL AND INTEGRAL PART OF THIS AGREEMENT AND THE CONSIDERATION THEREOF.

    14.6 Procedure.  The indemnifications contained in Sections
14.1 and 14.2 shall be implemented as follows:

         (a) Claim Notice. The party seeking indemnification under the terms of this Agreement ("Indemnified Party") shall submit a written "Claim Notice" to the other party ("Indemnifying Party") which, to be effective, must state: (i) the amount of each payment claimed by an Indemnified Party to be owing, to the extent then quantifiable, (ii) the basis for such claim, with supporting documentation (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by such Indemnifying Party as and to, and only to, the extent required herein within 30 days after receipt of the Claim Notice or after the amount of such payment has been finally established, whichever last occurs.

         (b) Information. Within 60 days after notification to an Indemnified Party with respect to any claim or legal action or other matter that may result in a Loss for which indemnification may be sought under this Article XIV, but in any event in time sufficient for the Indemnifying Party to contest any action, claim, proceeding or other matter that has become the subject of proceedings before any court or tribunal, such Indemnified Party shall give written notice of such claim, legal action or other matter to the Indemnifying Party and, at the request of such Indemnifying Party, shall furnish the Indemnifying Party or its counsel with copies of all pleadings and other information with respect to such claim, legal action or other matter and shall, at the election of the Indemnifying Party made within 60 days after receipt of such notice, permit the Indemnifying Party to assume control of such claim, legal action or other matter (to the extent only that such claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party's choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party (or, if Buyer is the Indemnified Party, to the Company) for which it is not entitled to be indemnified hereunder, or subject the Indemnified Party to any declaratory, injunctive or other equitable relief or to regulatory sanctions or restrictions, without its consent. If the Indemnifying Party elects to assume control: (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such claim, legal action, or other matter. In the absence of such an election, the Indemnified Party will use reasonable efforts to defend, at the Indemnifying Party's expense, any claim, legal action or other matter to which the Indemnifying Party's indemnification under this Article XIV applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party's reasonable discretion at the Indemnifying Party's expense.

         (c) Dispute. If the existence of a valid claim or amount to be paid by an Indemnifying Party is in dispute, the parties agree to submit determination of the existence of a valid claim or the amount to be paid pursuant to the Claim Notice to binding arbitration in Denver, Colorado such arbitration to be conducted as set forth in Section 15.18.

    14.7 No Insurance or Subrogation. The indemnifications provided in this Article XIV shall not be construed as a form of insurance. Each of Buyer and Sellers hereby waives for itself, its successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which it is respectively liable and, if required by applicable policies, shall obtain waiver of such subrogation from their respective insurers.

    14.8 Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer may have against any person other than the Seller Indemnified Parties, or which Sellers may have against any person other than Buyer, for any obligations or liabilities which may be incurred with respect to the Assets, the Saga LLC Interests or the LLC Assets.


                           ARTICLE XV

                          MISCELLANEOUS

    15.1 Schedules and Exhibits. The Schedules and Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

    15.2 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Sellers in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

    15.3 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving party charged with notice (i) if personally delivered, when received,
(ii) if sent by telecopy or facsimile transmission, when received
(iii) if mailed, five business days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, one day after sending. All notices shall be addressed as follows:

     If to Sellers:

         Saga Petroleum Corp.
         415 West Wall Street, Suite 1900
         Midland, Texas 79701
         Attention: J. Charles Farmer
         Fax:  915-684-0829


         With copy to:

         Saga Petroleum Corp.
         410-17th Street, Suite 1150
         Denver, Colorado
         Attention: Brent J. Morse
         Fax: 303-592-1013


     If to Buyer:

         Delta Petroleum Corporation
         555 - 17th Street, Suite 3310
         Denver, Colorado 80202
         Attention:  Roger A. Parker
         Fax:  (303) 298-8251

Any party may, by written notice so delivered to the other parties, change the address or individual to which delivery shall thereafter be made.

     15.4 Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

     15.5 Assignment. Neither Buyer nor Sellers shall assign all or any portion of their respective rights or delegate all or any portion of their respective duties hereunder without the other parties prior written consent; provided, however, Sellers' consent to such an assignment by Buyer shall not be unreasonably withheld if Buyer proposes to assign up to an undivided 75% of its rights and interests under this Agreement in the aggregate to up to four assignees, each such assignee shall execute a written assumption in form and substance satisfactory to Sellers of the assigned percentage of all of Buyer's obligations and liabilities under this Agreement, Delta Petroleum Corporation shall remain liable for all obligations of the Buyer under this Agreement following such assignment, Sellers shall not be required to accept any stock in any assignee as part of the Share Portion of the Purchase Price, and until the completion of the post-closing adjustments pursuant to Article XIII Sellers shall be required to deal only with Buyer under this Agreement and Buyer shall be authorized to act for each such assignee.

     15.6 Announcements. Saga Petroleum and Buyer shall consult with each other with regard to all press releases and other announcements issued after the date of execution of this Agreement and prior to the Closing Date concerning this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Sellers shall issue any such press release or other publicity without the prior written consent of the other party, which consent shall not be unreasonably withheld.

     15.7 Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

     15.8 Counterparts. This Agreement may be executed by Buyer and Saga Petroleum in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

     15.9 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority.

     15.10     Governing Law.  This Agreement and the
transactions contemplated hereby and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Colorado.

     15.11 Entire Agreement. This Agreement constitutes the entire understanding among the parties, their respective partners, members, managers, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter, including without limitation that letter agreement dated July 20, 2000, as amended, granting Buyer the option to purchase the Assets and the Saga LLC Interests, provided, however, Sellers shall be entitled to retain the Option Shares (as defined therein) whether or not the Closing occurs or Sellers retain the Deposit, the parties acknowledge that the Option Shares are not part of the Deposit, and the provisions of paragraphs 1 and 7 of such letter shall survive and shall be enforceable by Sellers.

     15.12 Best Knowledge and Reasonable and Good Faith Efforts. The knowledge or best knowledge of a party, or similar phrases, shall mean for purposes of this Agreement, the actual, conscious knowledge of the party at the time the assertion regarding knowledge is made. If the party is a corporation or other entity other than a natural person, such actual, conscious knowledge must be on the part of the person having supervising management authority over the matters to which such knowledge pertains. Any claim based on the existence of a party's knowledge must establish the existence of such knowledge by clear and convincing documentary evidence. Reasonable or good faith efforts as used in this Agreement does not include the obligation to pay consideration.

     15.13 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.

     15.14 Survival. The representations and warranties contained in Articles VI and VII of this Agreement shall survive the Closing for a period of one year; provided that each party's sole and exclusive remedy for breach thereof shall be under its indemnification rights under Article XIV, subject to all of the limitations set forth therein.

     15.15 Closing Conditions. If the Closing occurs, all conditions of Closing shall be deemed to have been satisfied or waived.

     15.16 No Third-Party Beneficiaries. This Agreement is intended only to benefit the parties hereto and their respective permitted successors and assigns.

     15.17     Waiver of Compliance with Bulk Transfer Laws.
Buyer waives compliance with any applicable bulk transfer laws relating to the transactions contemplated by this Agreement.

     15.18. Mediation. If a dispute arises out of or in connection with this Agreement, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration under this Section 15.18.

     15.19 Disclaimer of Representations and Warranties. Except as expressly set forth in this Agreement, the parties hereto each disclaim all liability and responsibility for any other representation, warranty, statements or communications (orally or in writing) to any other party (including, but not limited to, any information contained in any opinion, information or advice that may have been provided to any such party by any partner, officer, member, trustee, beneficiary, stockholder, director, employee, agent, consultant, member, representative or contractor of such disclaiming party or its affiliates or any engineer or engineering firm, or other agent, consultant or representative) wherever and however made, including, but not limited to, those made in any data room and any supplements or amendments thereto or during any negotiations. Without limiting the generality of the foregoing, none of the parties makes any representation or warranty as to (a) the amount, value, quality or deliverability of petroleum, natural gas or other reserves attributable to the Assets, (b) any geological, engineering or other interpretations of economic valuation, or (c) predictions as to when any event will or will not occur or is likely to occur.

     Executed on the dates set forth in the acknowledgments below but effective as of the Effective Time.

                              BUYER:

                              DELTA PETROLEUM CORPORATION


                              By: s/Roger A. Parker
                              Name: Roger A. Parker
                              Title: President

                              SELLERS:


                              SAGA PETROLEUM CORP.


                              By: s/J. Charles Farmer
                              Name: J. Charles Farmer
                              Title:  President

                              SAGA SALTWATER DISPOSAL CORP.


                              By: s/J. Charles Farmer
                              Name: J. Charles Farmer
                              Title: President


                              MORSE FAMILY SECURITY TRUST



                              By:
                              Name:
                              Title:  Trustee



                              s/Brent J. Morse
                              Brent J. Morse

                              s/J. Charles Farmer
                              J. Charles Farmer




        Saga Petroleum Limited Liability Company of Colorado is executing this Agreement solely for the purpose of making the covenants set forth in Section 8.1 and the first sentence of
Section 3.2 and for no other purpose:

                              SAGA PETROLEUM LIMITED LIABILITY
                              COMPANY OF COLORADO


                              By: s/J. Charles Farmer
                              Name: J. Charles Farmer
                              Title:  Manager






                       TABLE OF CONTENTS

ARTICLE I  PURCHASE AND SALE                                  1
  1.1  Purchase and Sale                                      1
  1.2  Oil and Gas Assets                                     1
  1.3  Other Assets                                           2
  1.4  Saga LLC Assets                                        3
  1.6  Effective Time                                         4

ARTICLE II  PURCHASE PRICE                                    4
  2.1  Purchase Price                                         4
  2.2  Allocation of the Purchase Price                       6
  2.3  Adjustments to Assets Purchase Price                   6
  2.4  Adjustments to LLC Purchase Price                      8
  2.5  Gas Imbalance Adjustments                             10
  2.6  Balance Sheet                                         10

ARTICLE III  BUYER'S INSPECTION                              10
  3.1  Access to Records                                     10
  3.2  Access to Properties                                  11

ARTICLE IV TITLE MATTERS                                     11
  4.1  Defensible Title                                      11
  4.2  Purchase Price Adjustments for Defective Interests    14
  4.3  Development Activities; Interest Additions            17
  4.4  Dispute Resolution.                                   18
  4.5  Preferential Purchase Rights and Consents to Assign   19

ARTICLE VENVIRONMENTAL MATTERS                               21
  5.1  Environmental Concerns                                21
  5.2  Environmental Notice.                                 22
  5.3  Remedy for Environmental Concern                      22
  5.4  Limitations on Remedies for Environmental Concerns    23
  5.5  Buyer's Indemnification of Sellers                    24
  5.6  Applicability of Other Provisions                     25
  5.7  Exclusive Remedy                                      25

ARTICLE VI SAGA PETROLEUM'S REPRESENTATIONS AND WARRANTIES   25
  6.2  Morse                                                 27
  6.3  Farmer                                                27

ARTICLE VIIBUYER'S REPRESENTATIONS AND WARRANTIES            28
  7.1  Organization and Standing                             28
  7.2  Power                                                 28
  7.3  Authorization and Enforceability                      28
  7.4  Liability for Brokers' Fees                           29
  7.5  Litigation                                            29
  7.6  Securities Laws, Access to Data and Information       29
  7.7  Holding Company                                       29
  7.8  Independent Evaluation                                29

ARTICLE VIII   COVENANTS AND AGREEMENTS                      30
  8.1  Covenants and Agreements of Saga Petroleum
           and Saga LLC                                      30
  8.2  Covenants and Agreements of Buyer                     32
  8.3  Covenants and Agreements of the Parties               33

ARTICLE IX  TAX MATTERS                                      33
  9.1  Apportionment of Tax Liability                        33
  9.2  Tax Reports and Returns                               34

ARTICLE XCONDITIONS TO CLOSING                               34
  10.1 Sellers' Conditions                                   34
  10.2 Buyer's Conditions                                    35

ARTICLE XI  RIGHT OF TERMINATION AND ABANDONMENT             35
  11.1 Termination                                           35
  11.2 Liabilities Upon Termination                          36

ARTICLE XIICLOSING                                           37
  12.1 Date of Closing                                       37
  12.2 Place of Closing                                      37
  12.3 Closing Obligations                                   37

ARTICLE XIII POST-CLOSING OBLIGATIONS                        39
  13.1 Post-Closing Adjustments                              39
  13.2 Records                                               40
  13.3 Purchase Price Allocation - Form 8594                 40
  13.4 Insurance                                             41
  13.5 Tax Matters                                           41
  13.6 Further Assurances                                    41

ARTICLE XIV INDEMNIFICATION                                  41
  14.1 Buyer's Assumption of Liabilities and
          Indemnification of Sellers                         41
  14.2 Saga Petroleum Limited Indemnification of Buyer       42
  14.6 Procedure                                             44
  14.7 No Insurance or Subrogation                           45
  14.8 Reservation as to Non-Parties                         45

ARTICLE XV MISCELLANEOUS                                     46
  15.1 Schedules and Exhibits                                46
  15.2 Expenses                                              46
  15.3 Notices                                               46
  15.4 Amendments                                            47
  15.5 Assignment                                            47
  15.6 Announcements                                         47
  15.7 Headings                                              47
  15.8 Counterparts                                          47
  15.9 References                                            47
  15.10    Governing Law                                     48
  15.11    Entire Agreement                                  48
  15.12    Best Knowledge and Reasonable
               and Good Faith Efforts                        48
  15.13    Binding Effect                                    48
  15.14    Survival                                          48
  15.15    Closing Conditions                                48
  15.16    No Third-Party Beneficiaries                      49
  15.17    Waiver of Compliance with Bulk Transfer Laws      49
  15.18    Mediation                                         49
  15.19    Disclaimer of Representations and Warranties      49


                     SCHEDULE 4.3(a) - 2


                        RESERVE SUMMARIES





                       September 6, 2000


Saga Petroleum Corp.
Saga Saltwater Disposal Corp.
Brent J. Morse
Morse Family Security Trust
J. Charles Farmer
410-17th Street, Suite 1150
Denver, Colorado  80202

     Re:  Purchase and Sale Agreement dated September 6, 2000

Gentlemen:

     Reference is made to that Purchase and Sale Agreement dated as of September 1, 2000 (the "PSA") among you and Delta Petroleum
Corporation ("Buyer"). Capitalized terms used but not defined herein shall have the meaning specified in the PSA.

     The parties agree that Buyer shall have until the close of business on September 7, 2000 to deliver the Initial Deposit to Sellers.

     The parties have executed and delivered the PSA and intend for the PSA to constitute a binding agreement, notwithstanding that the parties have not had sufficient time to complete and review all of the schedules and exhibits to the PSA. The parties agree to use their diligent efforts to in good faith agree upon the allocation of the total purchase price of $49,500,000 between the Assets Purchase Price and Saga LLC Purchase Price, and upon
Schedule 2.2, on or before October 15, 2000. The parties further agree to use their diligent, good faith efforts to prepare and agree upon all of the other schedule and exhibits to the PSA on or before October 31, 2000. If Buyer makes the Additional Deposit and if the parties have not agreed upon the form and substance of a schedules or exhibit to the PSA by November 5, 2000 (an "Uncompleted Schedule/Exhibit"), the form and substance thereof shall be submitted to the Title Arbitrator for determination by November 15, 2000. The Title Arbitrator shall determine the form of substance of each Uncompleted Schedule/Exhibit in accordance with customary industry practice and with due regard for the Reserve Summaries and the terms of the PSA with respect to the Uncompleted Schedule/Exhibit.

     If the foregoing is acceptable to you, please so indicate by signing this letter in the appropriate space below and returning two copies to the undersigned.

                              Very truly yours,

                              DELTA PETROLEUM CORPORATION


                              By:s/Roger A. Parker
                                   Roger A. Parker
                                   President


ACCEPTED AND AGREED TO
this 6th day of September, 2000:


s/Brent J. Morse
Brent J. Morse


s/J. Charles Farmer
J. Charles Farmer


SAGA PETROLEUM CORP.

By:s/J. Charles Farmer
Name: J. Charles Farmer
Title: President


SAGA SALTWATER DISPOSAL CORP.

By:s/J.Charles Farmer
Name: J. Charles Farmer
Title:  President

MORSE FAMILY TRUST

By:
Name:
Title: